Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

REGENTIS BIOMATERIALS LTD.,

OCEANTECH ACQUISITIONS I CORP.,

and

R.B. MERGER SUB LTD.

Dated as of May 2, 2023

TABLE OF CONTENTS

Article I MERGER		6
1.1	Merger	6
1.2	Effective Time	7
1.3	Effect of the Merger	7
1.4	Tax Treatment	7
1.5	Articles of Association	7
1.6	Directors and Officers of the OceanTech	7
1.7	Amended OceanTech Charter	8
1.8	Merger Consideration	8
1.9	Effect of Merger on Company Securities	8
1.10	Surrender of Company Securities and Disbursement of Merger Consideration	9
1.11	Effect of Transaction on Merger Sub Stock	11
1.12	Taking of Necessary Action; Further Action	11
1.13	Reserved	11
1.14	Extension Option	11
1.15	Reserved	12
1.16	Reserved	12
1.17	Certain Adjustments	12
1.18	Withholding Rights	12

Article II CLOSING		13
2.1	Closing	13

Article III REPRESENTATIONS AND WARRANTIES OF Oceantech		14
3.1	Organization and Standing	14
3.2	Authorization; Binding Agreement	14
3.3	Governmental Approvals	15
3.4	Non-Contravention	15
3.5	Capitalization	16
3.6	Merger Sub	16
3.7	SEC Filings and OceanTech Financials	17
3.8	Absence of Certain Changes	18
3.9	Compliance with Laws	18
3.10	Actions; Orders; Permits	19
3.11	Taxes and Returns	19
3.12	Employees and Employee Benefit Plans	20
3.13	Properties	20
3.14	Material Contracts	20
3.15	Transactions with Affiliates	20
3.16	Investment Company Act	20
3.17	Finders and Brokers	21
3.18	Ownership of Merger Consideration	21
3.19	Opinion of Financial Advisor	21
3.20	Certain Business Practices	21
3.21	Insurance	22
3.22	Information Supplied	22
3.23	Independent Investigation	22
3.24	Trust Account	22
3.25	Company Representations	23
3.26	No Other Representation	23

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Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24
4.1	Organization and Standing	24
4.2	Authorization; Binding Agreement	24
4.3	Capitalization	25
4.4	Subsidiaries	26
4.5	Reserved	26
4.6	Governmental Approvals	26
4.7	Non-Contravention	27
4.8	Financial Statements	27
4.9	Absence of Certain Changes	29
4.10	Compliance with Laws	29
4.11	Company Permits	29
4.12	Litigation	29
4.13	Material Contracts	30
4.14	Intellectual Property	32
4.15	Privacy	34
4.16	Taxes and Returns	35
4.17	Real Property	37
4.18	Personal Property	38
4.19	Employee Matters	38
4.20	Benefit Plans	39
4.21	Healthcare Matters	40
4.22	Environmental Matters	41
4.23	Transactions with Related Persons	42
4.24	Insurance	43
4.25	Books and Records	43
4.26	Top Customers and Top Vendors	43
4.27	Certain Business Practices	43
4.28	Investment Company Act	44
4.29	Finders and Brokers	44
4.30	Information Supplied	45
4.31	Independent Investigation	45
4.32	No Other Representations or Warranties; No Reliance	45

Article V COVENANTS		46
5.1	Access and Information	46
5.2	Conduct of Business of the Company	47
5.3	Conduct of Business of OceanTech and Merger Sub	49
5.4	Delivery of Interim Financials, Audited Financials and Subsequent Annual and Interim Financial Statements	51
5.5	Redemptions	52
5.6	OceanTech Public Filings	52
5.7	No Solicitation	52
5.8	No Trading	53
5.9	Notification of Certain Matters	53
5.10	Reasonable Best Efforts	54
5.11	Further Assurances	55
5.12	The Registration Statement	55
5.13	Public Announcements	58

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5.14	Confidential Information	58
5.15	Post-Closing OceanTech Board and Executive Officers	60
5.16	Reserved	60
5.17	Indemnification of Directors and Officers; Tail Insurance	60
5.18	Reserved	61
5.19	PIPE Investment	61
5.20	Employment Agreements	62
5.21	Tax Matters	62
5.22	Merger Proposal	64

Article VI CLOSING CONDITIONS		66
6.1	Conditions to Each Party’s Obligations	66
6.2	Conditions to Obligations of the Company	67
6.3	Conditions to Obligations of OceanTech and Merger Sub	68
6.4	Frustration of Conditions	70

Article VII TERMINATION AND EXPENSES		71
7.1	Termination	71
7.2	Effect of Termination	72
7.3	Fees and Expenses	72
8.1	Waiver of Claims Against Trust	73

Article IX MISCELLANEOUS		74
9.1	Notices	74
9.2	Binding Effect; Assignment	74
9.3	Non-Survival of Representations, Warranties	74
9.4	Third Parties	75
9.5	Governing Law; Jurisdiction	75
9.6	WAIVER OF JURY TRIAL	75
9.7	Specific Performance	76
9.8	Severability	76
9.9	Amendment	76
9.10	Waiver	76
9.11	Entire Agreement	76
9.12	Interpretation	77
9.13	Counterparts	77
9.14	Legal Representation	77
9.15	No Recourse	78
9.16	Disclosure Schedules	79

Article X DEFINITIONS		79
10.1	Certain Definitions	79
10.2	Section References	90

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Voting Agreement
Exhibit D	Registration Rights Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 2, 2023 by and among (i) Regentis Biomaterials Ltd., an Israeli company (the “Company”), (ii) OceanTech Acquisitions I Corp., a Delaware corporation (“OceanTech” or the “Purchaser”), and (iii) R.B. Merger Sub Ltd., an Israeli company and wholly-owned subsidiary of OceanTech (“Merger Sub”). The Company, Merger Sub and OceanTech are each referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, OceanTech is a blank check company incorporated as a Delaware corporation and formed for the purpose of pursuing an initial business combination target in any business or industry;

WHEREAS, the Company is a tissue repair company focused on developing and commercializing an innovative hydrogel platform for the repair of damaged tissue;

WHEREAS, OceanTech owns all of the issued and outstanding capital stock of Merger Sub, which was incorporated for the sole purpose of the Merger (as defined below);

WHEREAS, the Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Shareholder to receive its Pro Rata Share (as defined herein) of the Merger Consideration (as defined in Section 1.8), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Israeli Companies Law,, as amended (together with the rules and regulations promulgated thereunder, the “Israeli Companies Law” or the “ICL”), all in accordance with the terms of this Agreement;

WHEREAS, the boards of directors of the Company, OceanTech, and Merger Sub have each (i) determined that the Merger and the other Transactions are fair, advisable to and in the best interests of their respective companies and shareholders, (ii) approved this Agreement and the Transactions, including the Merger and the Ancillary Documents, upon the terms and subject to the conditions set forth herein and therein, and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement, the Ancillary Documents and the Transactions, including the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Aspire Acquisition LLC (“Sponsor”), OceanTech and the Company have entered into a sponsor support agreement in the form of Exhibit A (the “Sponsor Support Agreement”);

WHEREAS, as promptly as practicable after the execution and delivery of this Agreement, the Company shall enter into a Lock-Up Agreement with each Significant Company Shareholder in the form attached as Exhibit B hereto (the “Lock-Up Agreements”), each of which will automatically become effective as of the Effective Time;

WHEREAS, (i) simultaneously with the execution and delivery of this Agreement, the Company shall enter into Voting Agreement with a certain Significant Company Shareholder in the form of Exhibit C and (ii) as promptly as practicable after the execution and delivery of this Agreement, the Company shall enter into a Voting Agreement with each of the other Significant Company Shareholders in the form of Exhibit C (collectively, the “Voting Agreements”);

WHEREAS, following the execution and delivery of this Agreement and prior to the Effective Time, OceanTech and the Company shall seek to enter into subscription agreements with certain potential investors in one or more private placements to purchase OceanTech Class A Stock and/or Company Ordinary Shares on terms and conditions mutually acceptable to OceanTech and the Company to be consummated immediately prior to the Merger with respect to subscriptions for OceanTech Class A Stock;

WHEREAS, in connection with the consummation of the Merger, certain shareholders of the Company and Sponsor will, on or prior to the Closing, enter into a registration rights agreement to provide those shareholders of the Company with registration rights, in substantially the form attached as Exhibit D hereto (the “Registration Rights Agreement”), which will become effective as of the Effective Time;

WHEREAS, in connection with the consummation of the Merger, the OceanTech board of directors shall approve and adopt an equity incentive plan in form and substance agreed to by OceanTech and the Company (the “Equity Incentive Plan”), which (i) may be or include an amendment and restatement of the existing Company Equity Plan or which may be a new plan separate and in addition to the existing Company Equity Plan, (ii) will provide that the total awards under the Equity Incentive Plan combined with the total awards under the Company Equity Plan will be a number of Company Ordinary Shares equal to fifteen percent (15%) of the aggregate number of Company Ordinary Shares issued and outstanding immediately after the Closing, (iii) will be designed to be qualified under Section 102 of the Ordinance and (iv) will become effective as of the Effective Time subject to the terms of statutory Laws and regulations under the Ordinance;

WHEREAS, for United States federal income tax purposes, the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”); and

WHEREAS, certain capitalized terms used herein are defined in Section 10.1 hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

Article I
MERGER

1.1         Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Israeli Companies Law, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) and the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger) shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company and shall (a) become a wholly owned Subsidiary of OceanTech; (b) continue to be governed by the Laws of the State of Israel; (c) maintain a registered office in the State of Israel; and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the ICL. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Post-Closing Company” or the “Surviving Company” (provided, that references to the Company for periods after the Effective Time shall include the Post-Closing Company).

1.2         Effective Time. As soon as practicable after the determination of the date on which the Closing is to take place in accordance with Section 2.1, each of the Company and Merger Sub shall (and OceanTech shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Merger and the proposed date of the Closing, in which notice the Parties shall request that the Companies Registrar issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) on the date that the Parties shall provide further notice to the Companies Registrar that the Closing has occurred, and the Parties shall deliver such further notice to the Companies Registrar on the Closing Date. The Merger shall become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

1.3         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Israeli Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of OceanTech, Merger Sub, the Company or any Company Shareholder, (a) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company; (b) all the properties, rights, privileges, agreements, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company; (c) all debts, liabilities and duties and obligations of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company; and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Company) shall continue unaffected by the Merger in accordance with the ICL.

1.4         Tax Treatment. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and this Agreement is intended to constitute, and is adopted by the Parties as, a “plan of reorganization” within the meaning of Treasury Regulation § 1.368-2(g) and 1.368-3. The Parties agree that (i) each Party shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and (ii) none of the Parties shall take, nor permit their respective Affiliates to take any action or position that reasonably would be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Law, in each case unless otherwise required by applicable Law.

1.5         Articles of Association. At the Effective Time, unless otherwise agreed in writing by the Parties, the articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Company, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company, until duly amended as provided therein, herein and by applicable Law.

1.6         Directors and Officers of the OceanTech. At the Effective Time, the board of directors and executive officers of the Post-Closing Company shall be the board of directors and executive officers of OceanTech, after giving effect to Section 5.15.

1.7         Amended OceanTech Charter. Effective upon the Effective Time, OceanTech shall amend and restate its Articles of Incorporation in a form mutually agreeable to the Company and OceanTech (the “Amended OceanTech Charter”) which shall, among other matters, amend OceanTech’s Certificate of Incorporation to (i) provide that the name of OceanTech shall be changed to such name as mutually agreed to by the Parties, (ii) provide for size and structure of the Post-Closing OceanTech Board in accordance with Section 5.15, and (iii) remove and change certain provisions in the Certificate of Incorporation related to OceanTech’s status as a blank check company.

1.8         Merger Consideration.

(a)         As consideration for the Merger, the Company Shareholders collectively shall be entitled to receive from OceanTech, in the aggregate, a number of shares of OceanTech Common Stock with an aggregate value equal to $95,000,000 (the “Merger Consideration”), with each share of OceanTech Common Stock valued at the Per Share Price. The Merger Consideration shall be allocated among the Company Shareholders in accordance with their respective Pro Rata Shares.

(b)         Additionally, Sponsor will be entitled to receive from OceanTech, in the aggregate, a number of shares of OceanTech Common Stock with an aggregate value equal to the amount Sponsor contributed to the Trust Account as part of the Extension Option in connection with Section 1.14, with each share of OceanTech Common Stock valued at the Per Share Price.

1.9         Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a)         Company Shares. Subject to Section 1.9(b) below, all Company Shares issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Shareholder being entitled to receive its Pro Rata Share of the Merger Consideration without interest (the “Pro Rata Distribution”), upon delivery of the Transmittal Documents in accordance with Section 1.10. As of the Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Post-Closing Company (other than the rights set forth in Section 1.12 below).

(b)         Treasury Shares. Notwithstanding Section 1.9(a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c)         Reserved.

(d)         Company Convertible Securities. Any Company Convertible Security, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Ordinary Shares.

(e)         Stock Options. At the Effective Time, each option to purchase shares of Company stock (each, a “Company Option”) that is outstanding under any of the equity incentive plans of the Company (collectively, the “Company Equity Plans”) immediately before the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by OceanTech and converted into an option to purchase shares of OceanTech stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Converted Option shall be exercisable for that number of shares of OceanTech stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company stock subject to the Company Option immediately before the Effective Time and (B) the Equity Award Exchange Ratio; and (ii) the per share exercise price for each share of OceanTech stock issuable upon exercise of the Converted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company stock of such Company Option immediately before the Effective Time by (B) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of OceanTech Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of OceanTech stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.  As soon as practicable after the Effective Time, OceanTech shall deliver to the holders of the Converted Options appropriate notices setting forth the effect of the Merger on such holders’ rights and describing the treatment of such awards in accordance with this Section 1.9(e). Before the Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of the applicable Company Equity Plans, obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company Equity Plans or any outstanding awards; and take all other appropriate actions to: (a) effectuate the provisions of this Section 1.9(e); and (b) ensure that after the Effective Time, neither any holder of Converted Options, any beneficiary thereof, nor any other participant in any Company Equity Plan shall have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 1.9(e). At the Effective Time, OceanTech shall assume the Company Equity Plans, provided that all references to “Company” in the applicable Company Equity Plan and the documents governing the Converted Options after the Effective Time will be deemed references to OceanTech and the number of shares of OceanTech stock available for awards under the Company Equity Plans shall be determined by adjusting the number of shares of Company stock available for awards under the Company Equity Plans immediately before the Effective Time in accordance with the Equity Award Exchange Ratio.

1.10         Surrender of Company Securities and Disbursement of Merger Consideration.

(a)         Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Shares (“Company Certificates”). At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Shareholder, a letter of transmittal for use in such exchange, in the form mutually agreed to by the Purchaser and the Company (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

(b)         Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Shares represented by the Company Certificate(s) (excluding any Company Securities described in Section 1.9(b)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration (as it may be adjusted after the Closing pursuant to Section 1.14) attributable to such Company Certificate.

(c)         If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any shareholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (iii) the recipient, with respect to such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)         Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Company and Purchaser (a “Lost Certificate Affidavit”) which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Post-Closing Company with respect to the shares of Company Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.10(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e)         After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Company Certificates are presented to the Post-Closing Company, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.10. No dividends or other distributions declared or made after the date of this Agreement with respect to OceanTech Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the OceanTech Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the OceanTech Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such OceanTech Common Stock.

(f)          All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.10(a) that remains unclaimed by Company Shareholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Shareholder who has not exchanged its Company Shares for the applicable portion of the Merger Consideration in accordance with this Section 1.10 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Merger Consideration in respect of such shares of Company Shares without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Post-Closing Company, the Purchaser or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)         Notwithstanding anything to the contrary contained herein, no fraction of a share of OceanTech Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby (including the Earnout Payments), and each Person who would otherwise be entitled to a fraction of a share of OceanTech Common Stock (after aggregating all fractional shares of OceanTech Common Stock that otherwise would be received by such holder) shall instead have the number of shares of OceanTech Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of OceanTech Common Stock.

1.11         Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the OceanTech or Merger Sub, each ordinary share, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable ordinary share, no par value, of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Post-Closing Company.

1.12         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Post-Closing Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13         Reserved

1.14         Extension Option. Subject to the terms and conditions set forth in the Trust Agreement and the OceanTech Certificate of Incorporation, if either the Company or OceanTech determines in good faith that it is probable that the Merger will not be consummated by the Business Combination Deadline, then, either Party shall provide written notice to the other Party and, prior to the date that is fifteen (15) days prior to the date of the Business Combination Deadline, (i) OceanTech and Sponsor shall exercise the Extension Option pursuant to the OceanTech Certificate of Incorporation, and (ii) OceanTech shall cause Sponsor to deposit the additional funds into the Trust Account required to exercise the Extension Option. Pursuant to, and in accordance with Section 1.8(b), Sponsor shall be entitled to receive one (1) share of OceanTech Common Stock at Closing for each dollar deposited into the Trust Account in connection with the exercise of the Extension Option. The Parties agree that any such deposit made by OceanTech shall be considered as a loan to the Post-Closing Company, and any such loans will be interest bearing and payable by the Post-Closing Company at Closing.

1.15         Reserved.

1.16         Reserved.

1.17         Certain Adjustments. Notwithstanding any provision of this Section 1.17 to the contrary, if, prior to the Effective Time, (a) the outstanding Company Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the shares of Company Shares issuable hereunder in exchange for OceanTech Securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

1.18         Withholding Rights.

(a)         Notwithstanding anything to the contrary herein, each of OceanTech, Merger Sub, the Company or anyone acting on their behalf , including the Company’s Section 102 trustee (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise deliverable under this Agreement and from any other payments otherwise required pursuant to this Agreement, to any Company Security Holder or to any other payee (each, a “Payee”) such amounts as it determines, in its reasonable discretion, are required to be deducted and withheld with respect to any such deliveries and payments under the Code, the Israeli Income Tax Ordinance New Version, 1961, as amended, and the rules and regulations promulgated thereunder (the “Ordinance”), or any provision of state, local, provincial, Israeli or foreign Tax Law and shall timely remit (in accordance with applicable Law) such amounts to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld by a Payor and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Payee in respect of which such deduction and withholding was made.

(b)         Notwithstanding the foregoing, with respect to Israeli Taxes, and in accordance with the undertaking provided by the Exchange Agent (or its Israeli sub-paying agent) to OceanTech prior to the Closing Date as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Selling Shareholders at Future Dates), the consideration payable pursuant to this Agreement to each Payee of the Company shall be retained by the Exchange Agent for the benefit of such Payee for a period of up to 180 days following the Closing Date or an earlier date required in writing by such Payee or by the ITA (such applicable time, the “Withholding Drop Date”) (during which time no Payor shall withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement to such Payee, except as provided below), and during which time such Payee may obtain a Valid Certificate. If such Payee delivers, no later than three Business Days prior to the Withholding Drop Date, a Valid Certificate, to the Exchange Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with such Valid Certificate and, subject to any deduction and withholding as may be required under any applicable Law other than such Law of the State of Israel, the balance of the payment that is not withheld shall be promptly paid to such Payee. If such Payee (A) does not provide the Exchange Agent with a Valid Certificate by no later than three Business Days before the Withholding Drop Date or (B) submits a written request with the Exchange Agent to release his, her or its payment prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such payment shall be calculated according to the applicable withholding rate as reasonably determined by Exchange Agent in accordance with the Ordinance and applicable Law and the Exchange Agent will pay to such Payee the balance of the payment due to such Payee that is not so withheld. This Section 1.18(b) shall not apply to payments made to holders of Company Options or to Section 102 Shares.

(c)         Any payments made to holders of Company Options or of Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the Ordinance, unless: (A) with respect to Israel resident holders of Company Options and/or Section 102 Shares, the 102 Tax Ruling (or the 102 Interim Tax Ruling) shall have been obtained before the 15th day of the month following the month during which the Closing occurs, which ruling the parties anticipate shall provide that OceanTech and anyone acting on its behalf shall be exempt from Israeli withholding tax with respect to any of the payments made pursuant to this Agreement to the Section 102 Trustee or Exchange Agent, as applicable, and further instructing the Section 102 Trustee or the Exchange Agent, as applicable, on the withholding of Israeli tax on such payments or (B) with respect to non-Israel resident holders of Company Options, which holders were granted such awards in consideration for work or services performed outside of Israel and that were engaged by the Company or a non-Israeli Affiliate of the Company, unless the 103 Tax Ruling does not cover such Company Option holders, a validly executed declaration, in a form reasonably satisfactory to each of the Company and OceanTech, regarding their non-Israeli residence and confirmation that they were granted such awards in consideration for work or services performed outside of Israel for the Company or a non-Israeli Affiliate thereof shall have been provided to OceanTech, prior to the payment of the consideration payable at the Closing.

(d)         For the avoidance of doubt, each Payor, as applicable, shall not be required to transfer any portion of the consideration payable under this Agreement to any Payee, unless (i) a Valid Certificate providing for a full or partial exemption is delivered by such person and (ii) such Payee’s securities to the extent necessary to satisfy the full amount due with regards to Israeli Taxes were sold and the Israeli Taxes were remitted to the appropriate Governmental Authority.

(e)         Any withholding made in New Israeli Shekels with respect to payments made hereunder in US dollars shall be calculated based on a conversion rate of New Israeli Shekels to US dollars known on the date the payment is actually made to such Payee. Any currency conversion commissions will be borne by the applicable Company Security Holder and deducted from payments to be made to such Company Security Holder.

Article II
CLOSING

2.1         Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of signatures (including portable document format (.PDF)), as promptly as practicable, but no later than the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or, to the extent permitted by Law or under this Agreement, waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law or under this Agreement, waiver of such conditions at the Closing, at 10:00 a.m. local time in New York City, or at such other date, time or place (including remotely) as OceanTech and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is acknowledged and understood by the Parties that the Merger being declared effective and that the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL shall both occur on the Closing Date.

Article III
REPRESENTATIONS AND WARRANTIES OF Oceantech

Except as set forth in (i) the disclosure schedules delivered by OceanTech to the Company on the date hereof (the “OceanTech Disclosure Schedules”), which shall be deemed exceptions to the representations and warranties made hereunder, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are filed with the SEC prior to the date hereof (excluding any forward looking disclosures or risk factor disclosures set forth therein, in each case, to the extent that such statements are predictive, cautionary, protective or forward-looking in nature), each of OceanTech and Merger Sub represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1         Organization and Standing. OceanTech is a corporation incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited company incorporated, validly existing and in good standing under the Laws of Israel (i.e. is not a “breaching company”). OceanTech and Merger Sub have all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted. OceanTech and Merger Sub are duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. OceanTech and Merger Sub have heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. OceanTech and Merger Sub are not in violation of any provision of its Organizational Documents in any material respect.

3.2         Authorization; Binding Agreement. OceanTech and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required OceanTech Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party, or will be a party, and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors of OceanTech and (b) other than the Required OceanTech Shareholder Approval and Merger Sub’s authorization of the Transactions, no other corporate proceedings on the part of OceanTech are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. On or prior to the date of this Agreement, OceanTech’s board of directors, at a duly called and held meeting, unanimously (i) determined that this Agreement, the Ancillary Documents and the Transactions, including the Merger, are in the best interests of OceanTech in accordance with the Delaware General Corporation Law (“DGCL”), (ii) approved and adopted this Agreement, and the Ancillary Documents, (iii) recommended that OceanTech’s stockholders vote in favor of the approval of this Agreement, the Ancillary Documents, the Merger and the other OceanTech Stockholder Approval Matters in accordance with the DGCL (the “SPAC Recommendation”) and (iv) directed that this Agreement and the OceanTech Stockholder Approval Matters be submitted to OceanTech’s stockholders for their approval. The board of directors of Merger Sub has unanimously (a) determined that this Agreement, the Transactions and the Ancillary Documents are fair, advisable and in the best interests of Merger Sub and its stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors, and (b) approved and recommended to Merger Sub’s stockholder the adoption and approval of this Agreement, and the Ancillary Documents to which it is a party, and the Transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein. This Agreement has been, and each Ancillary Document to which OceanTech is a party, or will be a party, shall be when delivered, duly and validly executed and delivered by OceanTech and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of OceanTech, enforceable against OceanTech in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Merger Sub is a party and the consummation of the Transactions, have been duly and validly authorized by the board of directors of Merger Sub and by OceanTech as sole shareholder of Merger Sub in accordance with Merger Sub’s Organizational Documents, the Israeli Company Law, and any other applicable Law and any Contract to which Merger Sub or OceanTech is a party or bound.

3.3         Governmental Approvals. No Consent of or with any Governmental Authority on the part of OceanTech or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by OceanTech or Merger Sub of this Agreement and each Ancillary Document to which it is a party, or will be a party, or the consummation by OceanTech or Merger Sub of the Transactions, other than (a) pursuant to Consents to be obtained pursuant to the Antitrust Laws, (b) such other filings expressly contemplated by this Agreement, including the Purchaser IIA Undertaking, (c) any filings required to be made with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) such other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of OceanTech or Merger Sub to consummate the Transactions.

3.4         Non-Contravention. The execution and delivery by OceanTech and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by OceanTech of the Transactions, and compliance by OceanTech and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of OceanTech’s Organizational Documents or Merger Sub’s Organization Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been obtained, conflict with or violate any Law, Order or Consent applicable to OceanTech or Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by OceanTech, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of OceanTech under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any OceanTech Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to be material to OceanTech or Merger Sub or reasonably be expected to have a material effect on the ability of OceanTech to enter into or perform its obligations under this Agreement or consummate the Transactions.

3.5         Capitalization.

(a)         OceanTech is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are outstanding, 100,000,000 shares of OceanTech Class A Stock, of which 1,937,296 shares are issued and outstanding, and 10,000,000 shares of OceanTech Class B Stock, of which 2,581,500 shares are issued and outstanding. The issued and outstanding OceanTech Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of OceanTech Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, OceanTech’s Organizational Documents or any Contract to which OceanTech is a party. None of the outstanding OceanTech Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, OceanTech does not have any Subsidiaries or own any equity interests in any other Person and OceanTech does not have any right or obligation pursuant to any Contract or otherwise to acquire any equity interests in any other Person.

(b)         Except as set forth in Schedule 3.5(a), and except with respect to the Subscription Agreements relating to the PIPE Investment, including any Subscription Agreement for PIPE Investment subsequent to the date of this Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of OceanTech, (B) obligating OceanTech to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold, or repurchased any options or shares or securities convertible into or exchangeable for such shares of OceanTech, or (C) obligating OceanTech to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares of OceanTech. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of OceanTech to repurchase, redeem or otherwise acquire any shares of OceanTech or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholder agreements, voting trusts or other agreements or understandings to which OceanTech is a party with respect to the voting of any shares of capital stock of OceanTech.

(c)          All Indebtedness of OceanTech as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of OceanTech contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by OceanTech, or (iii) the ability of OceanTech to grant any Lien on its properties or assets.

(d)         Since the date of formation of OceanTech, and except as contemplated by this Agreement, OceanTech has not declared, set aside, or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and OceanTech’s board of directors has not authorized any of the foregoing.

3.6         Merger Sub. Merger Sub is authorized to issue 1,000 ordinary shares, no par value, 100 of which (which represent all of the outstanding ordinary shares of Merger Sub) which are owned by OceanTech. Merger Sub was formed solely for the purpose of entering into this Agreement, the Ancillary Documents and for engaging in the Transactions and since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, has not engaged in any business activities or conducted any operations or incurred any obligation or liability, and does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with its incorporation or organization or this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract, and except as contemplated by this Agreement, Merger Sub shall have no material assets, Liabilities or obligations at all times prior to the Effective Time.

3.7         SEC Filings and OceanTech Financials.

(a)         OceanTech, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by OceanTech with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR, OceanTech has delivered or made available to the Company copies in the form filed with the SEC of all of the following: (i) OceanTech’s annual reports on Form 10-K for each fiscal year of OceanTech beginning with the first year OceanTech was required to file such a form, (ii) OceanTech’s quarterly reports on Form 10-Q for each fiscal quarter that OceanTech was required to file such reports in order to disclose its quarterly financial results, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by OceanTech with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of the SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise publicly made available to the SEC. Except as set forth on Schedule 3.7, (A) OceanTech Units, OceanTech Class A Ordinary Shares and OceanTech Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq, (B) OceanTech has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such OceanTech Securities, (C) there are no Actions pending or, to the Knowledge of OceanTech, threatened against OceanTech by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such OceanTech Securities on Nasdaq and (D) all OceanTech Securities are in compliance with all of the applicable corporate governance rules of Nasdaq. There are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the SEC Reports. Except as set forth on Schedule 3.7, there is no Action, proceeding or investigation pending or, to the Knowledge of OceanTech, threatened against OceanTech by Nasdaq or the SEC with respect to any intention by such entity to deregister any OceanTech Securities or prohibit or terminate the listing of any OceanTech Securities on Nasdaq. OceanTech has taken no action that is designed to terminate the registration of the OceanTech Securities under the Exchange Act. Except as set forth on Schedule 3.7, OceanTech has not received any written or, to OceanTech’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the OceanTech Securities.

(b)         The financial statements and notes of OceanTech contained or incorporated by reference in the SEC Reports (the “OceanTech Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of OceanTech at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). The OceanTech Financials, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 8-03 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of OceanTech, as of their respective dates and the results of operations and the cash flows of OceanTech, for the periods presented therein.

(c)         Except as and to the extent reflected or reserved against in the OceanTech Financials, OceanTech has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the OceanTech Financials, other than Liabilities arising in the Ordinary Course of Business since its inception on February 3, 2021, all of which shall be accurately reflected or reserved against in the OceanTech Financials filed as part of the SEC Reports subsequent to date of this Agreement.

(d)         OceanTech has established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq. OceanTech’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by OceanTech in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to OceanTech’s management as appropriate to allow timely decisions. OceanTech is not required to disclose or include a report of management’s assessment regarding internal control over financial reporting or an attestation report of OceanTech’s registered public accounting firm. As an emerging growth company, OceanTech is not required to provide auditor attestation to its internal controls. This representation is qualified to the extent that, if OceanTech’s internal controls were reviewed by its independent auditors, such auditors would determine that OceanTech’s disclosure controls and procedures and internal controls over financial reporting are not effective.

3.8         Absence of Certain Changes. (a) OceanTech has, since its formation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since the consummation of the IPO, there has not been any occurrence of any event which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on OceanTech, except as set forth in Schedule 3.8.

3.9         Compliance with Laws. Each of OceanTech and Merger Sub is, and has since its formation been, in all material respects in compliance with all Laws applicable to it and the conduct of its business, and OceanTech and Merger Sub have not received written notice alleging any violation of applicable Law in any material respect by OceanTech or Merger Sub.

3.10         Actions; Orders; Permits. There is no pending or, to the Knowledge of OceanTech or Merger Sub, threatened Action to which OceanTech is subject which would reasonably be expected to have a Material Adverse Effect on OceanTech or Merger Sub. There is no material Action that OceanTech or Merger Sub have pending against any other Person. OceanTech and Merger Sub are not subject to any Orders of any Governmental Authority, nor are any such Orders pending. OceanTech and Merger Sub hold all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on OceanTech or Merger Sub.

3.11         Taxes and Returns.

(a)         OceanTech has, or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the OceanTech Financials have been established in accordance with GAAP. Schedule 3.11(a) sets forth each jurisdiction where OceanTech files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against OceanTech in respect of any Tax, and OceanTech has not been notified in writing of any proposed Tax claims or assessments against OceanTech (other than, in each case, claims or assessments for which adequate reserves in the OceanTech Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of OceanTech’s assets, other than Permitted Liens. OceanTech has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by OceanTech for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)         Since the date of its formation, OceanTech has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c)         OceanTech does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes).

(d)         OceanTech is Tax resident only in its jurisdiction of incorporation.

(e)         OceanTech does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(f)          Merger Sub is Tax resident only in its jurisdiction of formation.

(g)         The Sponsor is Tax resident only in its jurisdiction of formation.

(h)         OceanTech has not taken or agreed to take any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment.

3.12         Employees and Employee Benefit Plans. OceanTech does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.13         Properties. OceanTech does not own, license or otherwise have any right, title or interest in any Intellectual Property. OceanTech does not own or lease any real property or Personal Property.

3.14         Material Contracts.

(a)         Except as set forth on Schedule 3.14(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which OceanTech is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by OceanTech on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of OceanTech as its business is currently conducted, any acquisition of material property by OceanTech, or restricts in any material respect the ability of OceanTech from engaging in business as currently conducted by it or from competing with any other Person (together with the Trust Agreement, each, a “OceanTech Material Contract”). All OceanTech Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)         With respect to each OceanTech Material Contract: (i) the OceanTech Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) the OceanTech Material Contract is legal, valid, binding and enforceable in all material respects against OceanTech and, to the Knowledge of OceanTech, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) OceanTech is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by OceanTech, or permit termination or acceleration by the other party, under such OceanTech Material Contract; and (iv) to the Knowledge of OceanTech, no other party to any OceanTech Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by OceanTech under any OceanTech Material Contract.

3.15         Transactions with Affiliates. Schedule 3.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between OceanTech and any (a) present or former director, officer or employee or Affiliate of OceanTech, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of OceanTech’s outstanding capital stock as of the date hereof.

3.16         Investment Company Act. OceanTech is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act. OceanTech constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

3.17         Finders and Brokers. Except for Mentor Group LLC, who has provided a fairness opinion to the board of directors of OceanTech, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from OceanTech or any of its Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of OceanTech or its Affiliates.

3.18         Ownership of Merger Consideration. All shares of OceanTech Common Stock to be issued and delivered to the Company Shareholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such OceanTech Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Shareholder, and the issuance and sale of such OceanTech Common Stock pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19         Opinion of Financial Advisor. The board of directors of OceanTech has received an opinion dated April 28, 2023 of Mentor Group LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration to be paid by OceanTech to the Company’s shareholders pursuant to this Agreement and the Merger is fair from a financial point of view to OceanTech and its stockholders. It is agreed and understood that such opinion, a copy of which will be provided to the Company prior to execution of this Agreement is for the benefit of the board of directors of OceanTech only and may not be relied on by the Company, Merger Sub, or the Company Shareholders.

3.20         Certain Business Practices.

(a)         Neither OceanTech, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of OceanTech, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder OceanTech or assist it in connection with any actual or proposed transaction.

(b)         The operations of OceanTech are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving OceanTech with respect to any of the foregoing is pending or, to the Knowledge of OceanTech, threatened.

(c)         None of OceanTech or any of its directors or officers, or, to the Knowledge of OceanTech, any other Representative acting on behalf of OceanTech is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and OceanTech has not, since its formation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions.

3.21         Insurance. Schedule 3.21 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium, type of policy and expiration date) held by OceanTech relating to OceanTech or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and OceanTech is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of OceanTech, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by OceanTech. OceanTech has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on OceanTech or Merger Sub.

3.22         Information Supplied. None of the information supplied or to be supplied by OceanTech expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents or (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by OceanTech expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, OceanTech makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

3.23         Independent Investigation. OceanTech has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Merger Sub for such purpose. OceanTech acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to OceanTech pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies or Merger Sub or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to OceanTech pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.24         Trust Account. As of the date of this Agreement, OceanTech has at least $19,900,000.00 in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of OceanTech and the Trustee, enforceable in accordance with its terms subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or (ii) entitle any Person (other than holders of OceanTech Class A Stock who from and after the date hereof shall have exercised the Redemptions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay any Tax obligation, including franchise Tax, owed by OceanTech as a result of assets of OceanTech or interest or other income earned on the Trust Account and up to $100,000 to pay dissolution expenses, and (B) to redeem OceanTech Class A Stock pursuant to the Redemptions. There are no Actions pending or, to the Knowledge of OceanTech, threatened with respect to the Trust Account.

3.25         Company Representations. OceanTech, on behalf of itself and its Affiliates, acknowledges and agrees that neither the Company nor any of its Affiliates has made any representation or warranty, express or implied, to OceanTech, other than as set forth in Article IV.

3.26         No Other Representation. Except for the representations and warranties contained in this Article III (i) neither OceanTech nor any other Person or entity on behalf of OceanTech has made or makes any representation or warranty, whether express or implied, with respect to OceanTech, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, its Affiliates or any of their Representatives by or on behalf of OceanTech, and (ii) neither OceanTech nor any other Person or entity on behalf of OceanTech has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of OceanTech or its Affiliates, whether or not included in any management presentation. OceanTech, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither the Company nor any other Person or entity on behalf of the Company has made or makes, and OceanTech and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, the Target Companies, the business thereof, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to OceanTech or any of its officer, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on its behalf by or on behalf of the Company’s officers, directors, employees, agents, representatives, lenders or Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to OceanTech on the date hereof (the “Company Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to OceanTech, as of the date hereof and as of the Closing, as follows:

4.1         Organization and Standing. The Company is a company duly organized, validly existing under the Israeli Companies Law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as proposed to be conducted except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies. Schedule 4.1 lists each Target Company and the jurisdictions in which each Target Company is qualified to conduct business and all names other than its legal name under which each Target Company does business. The Company has provided to OceanTech accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. A correct and complete list of the directors and officers of each Target Company is set forth on Schedule 4.1. Except as set forth in Schedule 4.1, no Person has any right to designate any director or officer of any Target Company. The Company is not in violation of any provisions of, and no other Target Company is in violation of any provision of, its Organizational Documents.

4.2         Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the Transactions, have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents and the Israeli Companies Law, and any other applicable Law and any Contract to which the Company is a party or bound. The board of directors of the Company has unanimously (a) determined that this Agreement, the Transactions and the Ancillary Documents are fair, advisable and in the best interests of the Company and the Company Shareholders, (b) approved and recommended to the Company Shareholders Company’s shareholders the adoption and approval of this Agreement, and the Ancillary Documents to which it is a party, and the Transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions (including, for the sake of clarity, the Pro Rata Distribution) other than the approval of this Agreement and the Transactions by the Company’s shareholders as required by the Company’s Organizational Documents and the Israeli Companies Law, which approval (including the requisite majority therefor) set forth on Schedule 4.2(i) is true and accurate in all respects (the “Required Company Shareholder Approval”). Except as set forth in Schedule 4.2, other than the Required Company Shareholder Approval, there is no shareholder of the Company or any Target Company whose Consent is required for the execution of this Agreement by the Company and the performance by the Company of its obligations under this Agreement and the Ancillary Documents to which it is a party. This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Required Company Shareholder Approval and the Enforceability Exceptions. The Voting Agreements delivered by the Significant Company Shareholders include holders of Company Ordinary Shares and Company Preferred Shares representing at least the Required Company Shareholder Approval, and such Voting Agreements are in full force and effect subject to the Enforceability Exception.

4.3         Capitalization.

(a)         The registered (authorized) share capital of the Company consists on the date hereof and prior to the Closing, of 1,870,991 Ordinary A Shares, 50,000 Preferred A Shares, 275,000 Preferred B Shares, 369,464 Preferred C Shares, 295,971 Preferred D-1 Shares and 138,574 Preferred D-2 Shares. Schedule 4.3(a) sets forth, as of the date hereof, the number of issued and outstanding shares of each class or series of share capital of the Company, and identifies the holders, beneficially and of record, thereof. Conditional upon the Closing, all the Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D-1 Shares, and Preferred D-2 Shares of the Company currently existing in the share capital of the Company shall convert on a 1:1 basis into Ordinary Shares of the Company. Furthermore, prior to the Closing, the Company shall issue Ordinary Shares to holders of convertible loans to the Company as part of the conversion of all principal and interest accrued thereon) and to other service providers and advisers, and shall restructure its issued and outstanding share capital (on a fully diluted basis) to be equal to 9,500,000 shares and options so that the exchange of such shares into the Merger Consideration shall be on a 1:1 basis. All of the outstanding shares and other equity interests of the Company have been (and, if issued prior to Closing, will be) duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of the Israeli Companies Law, the Company’s Organizational Documents or any Company Material Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b)         No Company Ordinary Shares, Company Preferred Shares, other equity securities or capital stock, options, warrants or similar rights of any Target Company are reserved for issuance to officers, directors, employees or consultants of any Target Company pursuant to any Benefit Plan or otherwise, except as set forth in Schedule 4.3(b). Except as set forth in Schedule 4.3(b), there are no preemptive rights or rights of first refusal or first offer, nor are there any outstanding Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. The Company is not party to any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in Schedule 4.3(b), or the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance, in all material respects, with all applicable securities Laws. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)         Except as disclosed in the Company Financials, no Target Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of any Target Company, and the board of directors of no Target Company has authorized any of the foregoing.

(d)         No shareholder of any Target Company has any rights of appraisal with respect to the Merger, whether pursuant to the Company’s Organizational Documents, the Israeli Companies Law or any agreement between any Target Company and such shareholder.

4.4         Subsidiaries.

(a)         Schedule 4.4(a) sets forth the name of each other direct or indirect Subsidiary of the Company and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, and (d) any contractual limitation on the ability of the Company to exercise voting control of the Subsidiary. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in material compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company, any of its Subsidiaries or any of its or their Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary, and consummating the Transactions contemplated by this Agreement will not result in a change in control or otherwise give rights to any equity holder in any Subsidiary. Except as set forth in Schedule 4.4(a), there are no outstanding or authorized options, warrants, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company, except as provided in Schedule 4.4(a). Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a) and as provided in Section 4.4(a), the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Schedule 4.4(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries.

(b)         No Target Company is a participant in any joint venture, partnership or similar arrangement and no Target Company owns any equity interests of any Person (other than the Company’s Subsidiaries) except as set forth in Schedule 4.4(b). There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, guaranty, capital contribution or otherwise) in, any other Person. Schedule 4.4(b) sets forth with respect to each Person described in this Section 4.4(b), the name of the Person, the nature of the agreement, the amount invested, advanced or committed by any Target Company, the equity interest of the Company in such Person and any provisions which affect any change in such equity interest, the nature and the amount of the financial commitment of any Target Company, any obligations of any Target Company to any such Person and the rights of any Target Company with respect to the control, management, or rights of any such Person and any other material information relating to the agreement between the Company and any such Person.

4.5         Reserved.

4.6         Governmental Approvals. Except as otherwise described in Schedule 4.6, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions other than (a) such Consents expressly contemplated by this Agreement, including the IIA Notice, (b) pursuant to Consents to be obtained pursuant to the Antitrust Laws expressly contemplated by this Agreement and (c) those Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

4.7         Non-Contravention. Except as otherwise described in Schedule 4.7, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which such Person is a party, and the consummation by any Target Company of the Transactions and compliance by such Person with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any such Person’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Person or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Person under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Person under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in each case, as would not reasonably be expected to have a Material Adverse Effect on the Target Companies.

4.8         Financial Statements.

(a)         As used herein, the term “Company Financials” means (i) the reviewed consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet as of June 30, 2022 (the “Interim Balance Sheet Date”), and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six-month period from January 1, 2022 through June 30, 2022 (the “Interim Financials”), (ii) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets as of December 31, 2021, and 2020 and the consolidated statements of comprehensive income, statement of changes in shareholder equity and cash flow statements for each of the years then ended, all of which have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financials”), and (iii) once available and delivered by the Company, any audited financial statements of the Target Companies for periods following the Interim Balance Sheet Date that the Target Companies’ certified public accountants may issue, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Additional Audited Financials”). The Audited Financials and any Additional Audited Financials fairly present in all material respects the consolidated financial position and results of operations and cash flows of the Target Companies as of the dates or for the periods indicated in accordance with GAAP. True and correct copies of the Company Financials have been provided to OceanTech; provided, however, that (I) the Interim Financials stated in this Section 4.8(a) delivered prior to the execution of this Agreement represent unreviewed draft financials (the “Draft Interim Financials”), and (II) the Audited Financials stated in this Section 4.8(a) delivered prior to the execution of this Agreement represent unaudited draft financials (the “Draft Audited Financials”). The Company Financials, including for the avoidance of doubt, the Draft Interim Financials, the Draft Audited Financials, the Interim Financials, the Audited Financials and any Additional Audited Financials: (i) are true and correct and accurately reflect in all material respects the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with Accounting Standards, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective balance sheet dates and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated in accordance with GAAP. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)         Each Target Company maintains books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used in accordance with such Target Company’s management directives, (ii) material transactions of the Target Companies are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company in accordance with applicable Accounting Standards, (iv) the reporting of such Target Company’s assets is compared with existing assets at the intervals required by applicable Accounting Standards and verified in accordance therewith for actual amounts, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, in each instance, in accordance with applicable Accounting Standards. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the Ordinary Course of Business consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. To the Knowledge of the Company, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)         The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.8(c).

(d)         Except as set forth on Schedule 4.8(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) reflected or reserved on or provided for in accordance with applicable Accounting Standards in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022 contained in the Company Financials, or (ii) not material or that were incurred after December 31, 2022 in the Ordinary Course of Business (other than Liabilities for breach of any Contract or violation of any Law), or (iii) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by a Target Company of any of its covenants or agreements in this Agreement or any Ancillary Document to which such Target Company is or will be a party or the consummation of the Transactions.

(e)         All accounts receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the Ordinary Course of Business, or represent advance payments with respect to future services or products ordered from the Company, and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any material right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.9         Absence of Certain Changes. Except as set forth on Schedule 4.9 or for actions expressly contemplated by this Agreement, and except for COVID-19 Actions which in the reasonable judgment of the Company are required to be taken or implemented by the Company or any of the other Target Companies since December 31, 2022, each Target Company has (a) conducted its business only in the Ordinary Course of Business and (b) not been subject to a Material Adverse Effect.

4.10         Compliance with Laws. Except as set forth on Schedule 4.10, no Target Company is in material conflict or material non-compliance with, or in material default or material violation of, nor has any Target Company received, in the past three (3) years, any written or, to the Knowledge of the Company oral, notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it or any of its properties; assets; officers or directors (solely in their capacity as representatives of the Company), employees or consultants; business; or operations are or were bound or affected. The Company has adhered, in all material respects, with all reporting and other obligations vis-à-vis the Israel Innovation Authority (previously known as the Office of the Chief Scientist at the Israeli Ministry of Economy) (the “IIA”) and has not materially breached any obligations it may have vis-à-vis the IIA, inter-alia, pursuant to the Innovation Law.

4.11         Company Permits. Each Target Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to OceanTech true, correct and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 4.11. Except as set forth in Schedule 4.11, each Target Company has been in compliance in all material respects with all applicable Laws regarding engagement with third parties that hold permits as required by applicable Law. There is no employee or, to the Knowledge of the Company or consultant of a Target Company who is required to be licensed by a Governmental Authority in order for the Target Company to conduct its business in the normal course. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened except where the failure thereof will not have a Material Adverse Effect on the Company. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written notice of any Actions relating to the revocation or modification of any material Company Permit.

4.12         Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened; or (b) Order, investigation, examining or auditing now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets, except in each such case as would not, individually or in the aggregate, reasonably be expected to be material to the Company, its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past three (3) years, to the Knowledge of the Company, none of the current officers or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation of a Governmental Authority.

4.13         Material Contracts.

(a)         Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to OceanTech, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.13(a), a “Company Material Contract”) that:

(i)          contains covenants that limit in any material manner the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, profit-sharing, partnership, limited liability company, strategic relationship or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or strategic relationship;

(iii)          involves any agreement relating to the supply of product to, the purchase of product for, or the performance of services by or to any Target Company, in each instance, which are material to the consolidated business and operations of the Target Companies;

(iv)          involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v)         evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;

(vi)          involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the Ordinary Course of Business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vii)         relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii)        by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(ix)          obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(x)           is with any Top Customer or Top Vendor (as such terms are defined below);

(xi)          is between any Target Company and any directors, officers or employees of a Target Company (other than employment arrangements with employees entered into in the Ordinary Course of Business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xii)         obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 per year (including pursuant to any joint venture, limited partnership or a strategic relationship agreement);

(xiii)        relates to a settlement entered into within three (3) years prior to the date of this Agreement under which any Target Company currently has outstanding obligations (other than customary confidentiality obligations);

(xiv)        provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xv)         relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the Ordinary Course of Business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the Ordinary Course of Business or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company.

(b)         Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect; (v) no Target Company has received written, or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business.

4.14         Intellectual Property.

(a)         Schedule 4.14(a)(i) sets forth: (i) all Patents and pending Patent applications, Trademarks and service mark registrations and pending applications, Copyright registrations and pending applications and registered Internet Assets in which a Target Company is the owner, applicant or assignee or to which it received an exclusive license, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration is pending, and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Software owned or purported to be owned by a Target Company. Schedule 4.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (the “Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Intellectual Property commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), under which a Target Company is a licensee. Except as set forth in Schedule 4.14 (a)(ii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses or that such Target Company otherwise has the right to use, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b)         Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions reasonably necessary to operate the Target Companies as presently conducted and as presently contemplated to be conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any material event occurred that with notice or lapse of time or both would constitute a material default thereunder. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are to the Knowledge of the Company, valid and in force with all applicable maintenance fees paid, and all applications to register any Copyrights, Patents and Trademarks by a Target Company are pending and in good standing, and where applicable, each Target Company has disclosed to the applicable government office or agency all material prior art known by such Target Company in connection with Patents and Patent Applications.

(c)         Schedule 4.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor, other than non-exclusive agreements entered into with customers of a Target Company in the Ordinary Course of Business substantially in the Target Company’s standard form (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed in all material respects all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder nor has any material event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d)         No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned by or licensed to the Target Companies. No Target Company has received any written, or to the Company’s Knowledge, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by or exclusively licensed to a Target Company, or (ii) grants or requires the Target Company to grant any third Person any right with respect to any Intellectual Property owned by or exclusively licensed to a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, or purported to be owned by or exclusively licensed to, or otherwise used or held for use by any Target Company (“Company IP”).

(e)         All Persons including each Target Company’s founders, officers, directors, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property for a Target Company or in the course of its employment or other engagement with a Target Company (each such person, a “Creator”) have (i) agreed to maintain the confidentiality of the Trade Secrets of the applicable Target Company and (ii) irrevocably assigned to such Target Company by way of assignment of exclusive ownership of all Intellectual Property Rights authored, invented, created, improved, modified, or developed by such Person on behalf of a Target Company in the course of such Creator’s employment or other engagement with such Target Company and, in the case of the Company’s founders, also in connection with the Target Company or its business, including prior to and in contemplation of the incorporation of the Company; and (iii) waived all non-assignable rights in and to such Intellectual Property, including moral rights and the right to receive royalties or any other consideration in respect thereof, except in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned or purported to be owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned or purported to be owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in accordance with best industry standards in order to protect the secrecy, confidentiality and value of the material Company IP. There are no current or, to the Company’s Knowledge, threatened, claims from any Creator for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 1967. Neither of the Target Companies’ founders or officers own any right, title or interest in any Intellectual Property that is required for any of the Target Companies’ business as currently conducted or as currently proposed to be conducted.

(f)          Except as set forth in Schedule 4.14(f)(i), no facilities, grants or resources of any governmental organization, hospital, university, college, other educational institution or research center (“Governmental Grants” and “Institution”, respectively) was used in the development of any Intellectual Property owned or purported to be owned or, to the Knowledge of the Company, used or licensed by any of the Target Companies. Except as set forth in Schedule 4.14(f)(ii), to the Knowledge of the Company, no founder, employee, consultant or independent contractor of any of the Target Companies who was involved in, or who contributed to, the creation or development of any Company IP, was under restrictions resulting from his/her relations with any third party, including any Institution that resulted or may result in imposing any restrictions or obligations on any of the Target Companies or use of such Company IP or of any Institution having an ownership interest in any Company IP. The Target Companies comply in all material respects with all Laws, regulations, rules, guidelines, contracts and undertakings in connection with all Governmental Grants that any of Target Companies applied for or received.

(g)         The consummation of any of the Transactions will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License, except where such breach, modification, cancellation, termination, suspension or acceleration would not reasonably be expected to be material to the Company.

(h)         None of the Target Companies or any of their founders, employees or consultants, has licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the license, or to the Knowledge of the Company disclosed or delivered or permitted the disclosure or delivery, to any escrow agent or other person or entity of, any source code of Company IP. No event has occurred, and to the Target Companies’ Knowledge, no circumstance or conditions exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, result in the disclosure or delivery by any of the Target Companies or any person or entity then acting on its behalf (including without limitation the founders) to any other person or entity of any source code of Company IP.

(i)          Except as set forth in Schedule 4.14(i), none of the Target Companies has (i) incorporated open source materials into, bundled with or combined open source materials with, the Company IP or any of the products of a Target Company; or (ii) distributed open source materials in conjunction with any Company IP or any of the products of a Target Company; or (iii) used open source materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Target Company with respect to any Company IP or grant, or purport to grant, to any third party, any rights or immunities under any Company IP (including using any open source materials that require, as a condition of use, modification and/or distribution of such open source materials that other software incorporated into, derived from or distributed with such open source materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge). With respect to any open-source materials that are were used by a Target Company in any way, the Target Company has been and is in compliance with all applicable licenses with respect thereto.

4.15         Privacy.

(a)         Each Target Company complies in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of Personal Information and/or Protected Health Information and its own privacy policies and guidelines (the “Data Security Requirements”), except for any failures to do so that would not reasonably be expected to be material to the Company. The Transactions contemplated by this Agreement will not result in any Liabilities in connection with any Data Security Requirements.

(b)         (i) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and Personal Information in the possession of any Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, which required disclosure or notification under applicable Data Security Requirements, and (ii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such Personal Information has been received by a Target Company.

(c)         In the past three (3) years, the Company has taken reasonable steps in accordance with industry standards (as customary in companies of similar size offering similar services) to protect and maintain the confidential nature of the Personal Information provided to such Target Company by any Person and secure any such Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse.

(d)         None of the Target Companies has received any written notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws with respect to Personal Information possessed by the Target Companies.

4.16         Taxes and Returns.

(a)         Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax. There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company. There are no Liens with respect to any Taxes upon any of Company’s assets, other than Permitted Liens. No Target Company has outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)         No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes).

(c)         Each Target Company has materially complied with all applicable Laws relating to the withholding and remitting of Taxes.

(d)         No Target Company has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(e)         Any Target Company required to be registered for purposes of Israeli value added tax is duly registered and has materially complied with all requirements concerning Israeli value added Tax (“VAT”). Each Target Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) except as set forth in Schedule 4.16(e), if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No non-Israeli Target Company is required to register in Israel for Israeli VAT purposes. Each Target Company required to register for VAT under the laws of any country other than Israel has so registered and has collected and paid over to the taxing authority all VAT required to be collected and paid over.

(f)          Except as set forth in Schedule 4.16(f), no Target Company is benefiting (or has benefited) from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Capital Investment Encouragement Law – 1959, including but not limited to Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status. No Target Company has retained earnings that would be subject to Israeli corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA) in the framework of the Capital Investment Law) or other actions that are deemed as dividend for these purposes.

(g)         No Target Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance, a “reportable opinion” under Sections 131D of the Ordinance, or a “reportable position” under Section 131E of the Ordinance or any similar provision under any other local or foreign Tax Law, and including with respect to VAT.

(h)         Each Target Company currently complies and has always complied in the past with all the relevant requirements of Section 102 of the Ordinance (including the relevant sub-section of Section 102 and the requirements and guidance of ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Options only following the lapse of the required 30-day period from the filing of the equity incentive plan with the ITA, the receipt of the required written consents from the grantees, the appointment of the Section 102 trustee to hold the Section 102 options, and the due deposit of such Section 102 options with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable), with respect to any Company option issued pursuant to the provisions of such section. Each Target Company equity incentive plan and any amendments thereto were timely and duly filed with the ITA and with the Company’s Section 102 trustee, as applicable, and all Company options purported by the terms of the grant thereof to be granted under Section 102(b)(2) of the Ordinance (capital gains route) (“Section 102 Options”) shall be taxed in accordance therewith.

(i)          No Target Company is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(j)          No Target Company has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(k)         Each Target Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Target Company are arm’s length prices for purposes of the applicable Laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A to the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Companies.

(l)          Each Target Company is Tax resident only in its jurisdiction of formation.

(m)          No claim has been made in writing by any Government Authority in a jurisdiction in which any Target Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(n)         No Target Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o)         No Target Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(p)         No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. No Target Company has made an election pursuant to Section 965(h) of the Code.

(q)         All Intellectual Property that has ever been developed and utilized by the Company or any Subsidiary is wholly and exclusively owned by the Company.

(r)          No Target Company owns any interest in any controlled foreign corporation pursuant to Section 75B of the Ordinance or other entity the income of which is required to be included in the income of any Target Company.

(s)         The Company has not taken or agreed to take any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment.

4.17         Real Property. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). Schedule 4.17 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to OceanTech a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition.

4.18         Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $100,000 is set forth on Schedule 4.18, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company. The Company has provided to OceanTech a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received written notice of any such condition.

4.19         Employee Matters.

(a)         Except for extension orders applicable to all employees in Israel, in the past three (3) years, no Target Company is, and has been at any time, either directly or by operation of law, a party to or otherwise bound by or subject to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees, consultant, independent contractor, officer or manager, of any of the Target Companies. No current officer or key employee of a Target Company has provided such Target Company notice of his or her plan to terminate his or her employment with any Target Company or to go on leave of absence, and the Company has no Knowledge that any current officer or key employee of a Target Company intends to terminate his or her employment with any Target Company within the next twelve (12) months.

(b)         In the past three (3) years, each Target Company (i) is and has been in compliance in all material respects with all applicable Laws relating to employment and labor and the employment agreements listed in such Schedule 4.19(b), including Laws relating to employment and employment practices, terms and conditions of employment and other related labor matters, including health and safety and wages and hours, and other Laws relating to discrimination, sexual harassment, disability, labor relations, classification and payment of employees and independent contractors, any local orders relating to COVID-19, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any past due arrears of wages, any Taxes, or due arrears of transfer to employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds, or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice). In the past three (3) years, there are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or other labor-related matters, or alleging breach of any express or implied contract relating to labor matters, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct or other unlawful act of a similar nature in connection with the labor relationship.

(c)         All of the independent contractors and service providers and their representatives who have provided services to the Target Company and that have been involved in the development of Intellectual Property of the Company in the past three (3) years are a party to a written Contract with a Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to OceanTech by the Company. For the purposes of applicable Law, all independent contractors who are currently, or in the past three (3) years, have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company and would not reasonably be expected to be misclassified as an employee of a Target Company. Each such independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee. Each of the Target Companies has not, in the past three (3) years, engaged any personnel through manpower or other similar third-party agencies and has no Liability with respect to any misclassification of (i) any employee leased from another employer or (ii) any employee currently or formerly classified as exempt from overtime compensation.

4.20         Benefit Plans.

(a)         Set forth on Schedule 4.20(a)(i) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Company Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b)         With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to OceanTech accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iii) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c)         With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely and fully made; (v) each of the Target Company’s liability towards employees regarding pension arrangements, severance pay, accrued vacation, recreation pay and contributions to all pension plans and/or Company Benefit Plan are fully funded or, solely with respect to accrued vacation, recreation pay, in case that such are not fully funded, are adequately reserved in accordance with GAAP and are reflected on the Company Financials; (vi) Section 14 of the Israel Severance–Pay Law - 1963 (“Section 14 Arrangement”) was properly applied in accordance with the terms of the general Permit issued by the Israeli Labor Minister regarding mandatory pension arrangement regarding all Company Target employees based on 8.33% of their full salaries and from their commencement date of employment and, upon the termination of employment of any of the such employees, any Target Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement; and (vii) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)         The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(e)         Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.21         Healthcare Matters. Except as set forth on Schedule 4.21:

(a)         Each Target Company is, and in the past three (3) years, has been, in compliance, in all material respects, with all applicable Healthcare Laws. Each Target Company’s business as currently conducted is being, and in the past three (3) years, has been, conducted in compliance, in all material respects, with all applicable Healthcare Laws. Each Target Company has not, in the past three (3) years, received any written communication or written notification of any pending or threatened Action from any Governmental Authority or any qui-tam relator, including, without limitation, the FDA, the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state, federal, or foreign Governmental Authority, alleging non-compliance by, or liability of, the Target Companies under any Healthcare Law.

(b)         The Target Companies hold such Permits of Governmental Authorities from the United States or foreign governments or government agencies required for the conduct of their business as currently conducted, including, where applicable and without limitation, those Permits to permit the design, development, research, testing, studying, manufacturing, processing, storing, handling, importing or exporting, licensing, labeling, packaging, distributing, or marketing of pharmaceutical products in jurisdictions where the Target Companies currently conduct such activities (collectively, the “Company Licenses” ). Schedule 4.21 contains a true, correct, and complete list of all Company Licenses held by the Target Companies. The Target Companies have fulfilled and performed, in all material respects, all of their obligations with respect to each Company License and comply, in all material respects, with all terms and conditions of each Company License, and, to the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof.

(c)         In the past three (3) years, no manufacturing site (whether owned or operated by the Target Companies) has been subject to a Governmental Authority (including the FDA) shutdown or import or export prohibition. In the past three (3) years, no pharmaceutical product with which the Target Companies have manufactured is under consideration by the Target Companies, their customers, or by the FDA or similar foreign Governmental Authority for a recall, withdrawal, suspension, seizure, or discontinuation, or has been recalled, withdrawn, suspended, seized, or discontinued by the Companies or their customers in any part of the world (whether voluntarily or otherwise). No proceedings in any part of the world (whether completed, existing, pending, or threatened) seeking the recall, withdrawal, suspension, seizure, or discontinuance of any product with which the Target Companies work or have worked are pending against the Target Companies (or to the Company’s Knowledge, their customers).

(d)         In the past three (3) years, there have been no adverse regulatory actions taken (or, to the Company’s Knowledge, threatened) by the FDA or any other Governmental Authority with respect to any facilities where pharmaceutical products are designed, developed, researched, tested, studied, manufactured, processed, stored, handled, imported or exported, licensed, labeled, packaged, distributed, or marketed, including, without limitation, warning letters, untitled letters, It Has Come To Our Attention letters, FDA Form 483 Notices of Inspectional Observations, or similar written notices or written communications issued by the FDA or comparable written communications from any other Governmental Authority.

(e)         The Target Companies are not the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA pursuant to the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or similar policy enforced by any other Governmental Authority. The Target Companies have not, nor has, to the Knowledge of the Company, any officer, employee, or agent of the Target Companies, in the past three (3) years, made an untrue statement of material fact to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke the FDA Fraud Policy or any similar policy. The Target Companies have not, and, to the Company’s Knowledge, none of their officers, employees, or agents, been or is currently subject to any debarment, suspension, or exclusion under any government healthcare program or under the FDCA. The Target Companies have not, nor, to the Knowledge of the Company, has any officer, employee, or agent of the Target Companies been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No Actions that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Target Companies or, to the Knowledge of the Company, any of their directors, officers, employees, or agents.

4.22         Environmental Matters.

(a)         Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would be reasonably expected to result in a Material Adverse Effect on the Company.

(b)         No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material, in each case, that has not been resolved or that would be reasonably expected to result in a material liability.

(c)         No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)         No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation under applicable Environmental Laws.

(e)         The Company has provided to OceanTech all final and non-privileged environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

(f)          To the Company’s Knowledge, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

4.23         Transactions with Related Persons. Other than as set out in Schedule 4.23, no Target Company nor any of its Affiliates, nor any officer, director or 5% beneficial owner of the equity of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the Ordinary Course of Business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No Target Company is party to any Contract with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the Liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.23 specifically identifies those Contracts, arrangements or commitments set forth on such Schedule 4.23 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty. All material transactions since the incorporation of the Company between the Company and Related Persons that require approvals pursuant to Sections 268 to 284 of the Israeli Companies Law, or pursuant to the Company’s Organizational Documents have been duly approved. To the Company’s Knowledge, no officer or director of any Target Company: (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Target Company or (B) any other entity in any material business arrangement or relationship with any Target Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than 2% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Target Company for the business; (iii) has outstanding any Indebtedness owed to any Target Company; or (iv) has received any funds from the Target Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the Ordinary Course of Business.

4.24         Insurance.

(a)         Schedule 4.24(a) lists all insurance policies held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to OceanTech. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any material adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)         Schedule 4.24(b) identifies each individual insurance claim in excess of $250,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim in excess of $50,000. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

4.25         Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the Ordinary Course of Business.

4.26         Top Customers and Top Vendors. Schedule 4.26 lists, by Dollar volume received or paid, as applicable, for each of the years ended December 31, 2022 and 2021, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten (10) largest vendors of goods or services to the Target Companies (the “Top Vendors”). No Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated its relationship with a Target Company

4.27         Certain Business Practices.

(a)         No Target Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the equivalent Laws of Israel or of the country in which any Target Company is located or conducts business, (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any anti-corruption Laws, or (iv) otherwise made any unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)         The operations of each Target Company are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)         No Target Company or any of their respective directors or officers is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, since the Company’s inception. Neither the Target Companies nor, to the Company’s Knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been (i) a Person named on any Sanctions List and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or OceanTech of any Sanctions and Export Control Laws; (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(d)         No Target Company has received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of any anti-corruption Laws.

(e)         No Target Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter. The business of the Target Companies does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Law, and the business of the Target Companies does not require any Target Company to obtain a license from the Israeli Ministry of Economy and/or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization, marketing or export of technology or financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, in the last three (3) fiscal years.

4.28         Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.29         Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Target Companies or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

4.30         Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the Transactions; (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of OceanTech or its Affiliates.

4.31         Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the OceanTech and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of OceanTech for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of OceanTech set forth in this Agreement (including the related portions of the OceanTech Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of OceanTech for the Registration Statement; and (b) none of OceanTech or its Representatives have made any representation or warranty as to OceanTech or this Agreement or the Transactions, except as expressly set forth in this Agreement (including the related portions of the OceanTech Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto, or with respect to the information provided by or on behalf of OceanTech for the Registration Statement.

4.32         No Other Representations or Warranties; No Reliance. Except for the representations and warranties contained in this Section 4.32, (i) neither the Company nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, its Affiliates, its business or operations, or any of their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to OceanTech, its Affiliates or any of its Representatives by or on behalf of the Company, and (ii) neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, to OceanTech with respect to any projections, forecasts, estimates or budgets made available to OceanTech, their Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Company, its Affiliates or its business, whether or not included in any management presentation. The Company, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article III, OceanTech, nor any other Person or entity on behalf of OceanTech, has made or makes, and the Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to OceanTech, its Affiliates or its respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or its Affiliates or any of their Representatives by or on behalf of OceanTech.

Article V
COVENANTS

5.1         Access and Information.

(a)         During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement in accordance with Section 7.1, or (ii) the Closing (the “Interim Period”), subject to Section 5.14 and the Confidentiality Agreement, each of the Company and Merger Sub shall give, and shall cause their respective Representatives to give (subject, in each instance to (x) compliance with applicable Law, (y) the Company’s desire to maintain attorney-client privilege or other similar rights at its reasonable discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), OceanTech and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to the books and records of the Company, and all other reasonable financial and operating data and other information, of, or pertaining to, the Target Companies as OceanTech or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company and Merger Sub to reasonably cooperate with OceanTech and its Representatives in such investigation; provided, however, that OceanTech and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Merger Sub; provided, further, that such access may be limited to the extent any of the Target Companies or Merger Sub reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of any of the Target Companies or Merger Sub. OceanTech hereby agrees that, during the Interim Period, it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other business relation of any Target Company regarding any Target Company, the business or the Transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege; provided, that, in each such case of clause (i), (ii) or (iii), the Company will inform OceanTech of the same and use commercially reasonable efforts to seek any required consent or implement appropriate procedures to enable the disclosure of such information (including, if applicable, in a manner that does not jeopardize any attorney-client privilege); and provided further, that no information or knowledge obtained by OceanTech in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to OceanTech hereunder.

(b)         During the Interim Period, subject to Section 5.13 and the Confidentiality Agreement, OceanTech shall give (subject, in each instance to (x) compliance with applicable Law, (y) OceanTech’s desire to maintain attorney-client privilege or other similar rights at its reasonable discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), and shall cause its Representatives to give, the Company, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to OceanTech or its Subsidiaries, as the Company, Merger Sub or their respective Representatives may reasonably request regarding OceanTech, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of OceanTech’s Representatives to reasonably cooperate with the Company and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of OceanTech or any of its Subsidiaries; provided, further, that such access may be limited to the extent OceanTech or its Subsidiaries reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of OceanTech or its Subsidiaries. Notwithstanding the foregoing, OceanTech shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege; provided, that, in each such case of clause (i), (ii) or (iii), OceanTech will inform the Company of the same and use commercially reasonable efforts to seek any required consent or implement appropriate procedures to enable the disclosure of such information (including, if applicable, in a manner that does not jeopardize any attorney-client privilege); and provided, further, that no information or knowledge obtained by the Company in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of OceanTech set forth in this Agreement or otherwise impair the rights and remedies available to the Company hereunder.

5.2         Conduct of Business of the Company.

(a)         Unless OceanTech shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated or permitted by this Agreement or any Ancillary Document, including but not limited with to the PIPE Investment or any other financing arrangement contemplated pursuant to this Agreement), (B) as required by Law (including any COVID-19 Measures) or (C) as set forth on Schedule 5.2 of the Company Disclosure Schedule, the Company and Merger Sub shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to (i) except for COVID-19 Actions which in the reasonable judgment of the Company (after consultation with OceanTech) are required to be taken or implemented by the Company or any of the other Target Companies during the Interim Period, conduct their respective businesses, in all material respects, in the Ordinary Course of Business, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations.

(b)         Without limiting the generality of Section 5.2(a) and except (A) as contemplated by the terms of this Agreement or any Ancillary Document, (B) as required by Law (including all Healthcare Laws and any COVID-19 Measures) or (C) as set forth on Schedule 5.2 of the Company Disclosure Schedule, during the Interim Period, without the prior written consent of OceanTech (such consent not to be unreasonably withheld, conditioned or delayed), except for COVID-19 Actions which in the reasonable judgment of the Company (after consultation with OceanTech) are required to be taken or implemented by the Company or any other Target Company during the Interim Period, neither the Company nor Merger Sub shall, and each shall cause the Target Companies to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)         except in connection with the exercise, adjustment or replacement of Company Options outstanding as of the date of this Agreement or the grant of Company Options to employees in the Ordinary Course of Business consistent with past practices, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or other similar rights to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)        Other than in the Ordinary Course of Business, incur, create, assume, prepay or otherwise become liable for any Indebtedness;

(v)         Other than in the Ordinary Course of Business, (A) increase the wages, salaries or compensation of its employees, (B) materially increase other benefits of employees generally, or (C) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any consultant, officer, manager director or employee engaged or employed as of the date of this Agreement, in each case, other than as required by applicable Law or pursuant to the terms of any Benefit Plans;

(vi)        except for in the Ordinary Course of Business, (i) make or rescind any material election relating to Taxes; (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (iii) file any amended Tax Return or claim for refund; (iv) make any material change in its accounting or Tax policies or procedures; or (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); in each case except as required by applicable Law or in compliance with GAAP or otherwise;

(vii)       terminate (other than expiration in accordance with its terms), waive or assign to any Person that is not a Target Company any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the Ordinary Course of Business;

(viii)      fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(ix)        enter into any new line of business;

(x)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)          revalue any of its assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or applicable Laws and after consulting with such Party’s outside auditors;

(xii)         waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiii)        close or materially reduce its activities;

(xiv)        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(xv)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi)        other than in the Ordinary Course of Business, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (other than the Permitted Liens);

(xvii)       enter into any agreement, understanding or arrangement with respect to the voting of equity securities of any Target Company;

(xviii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business); or

(xix)         authorize or agree to do any of the foregoing actions.

5.3         Conduct of Business of OceanTech and Merger Sub.

(a)         Unless the Company shall otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated or permitted by this Agreement (including as contemplated by the Redemption and the PIPE Investment) or any Ancillary Document, (B) as required by Law (including any COVID-19 Measures), or (C) or as set forth on Schedule 5.3 of the OceanTech Disclosure Schedules, OceanTech shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business consistent with past practice, (ii) comply with all Laws applicable to OceanTech and its Subsidiaries and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)         Without limiting the generality of Section 5.3(a) and except (A) as expressly contemplated by this Agreement (including as contemplated by the Redemption and the PIPE Investment) and any Ancillary Document, (B) as required by Law (including any COVID-19 Measures), or (C) or as set forth on Schedule 5.3 of the OceanTech Disclosure Schedules, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), OceanTech shall not, and shall cause its Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents, except to exercise the Extension Option;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities.

(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) other than Working Capital Loans;

(v)         make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)        amend, waive or otherwise change the Trust Agreement in any manner;

(vii)       terminate, waive or assign any material right under any OceanTech Material Contract or enter into any Contract that would be a OceanTech Material Contract, in any case outside of the Ordinary Course of Business consistent with past practice;

(viii)      fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business consistent with past practice;

(ix)        establish any Subsidiary or enter into any new line of business;

(x)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting OceanTech’s outside auditors;

(xii)         waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, OceanTech or its Subsidiary, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the OceanTech Financials;

(xiii)        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(xiv)        make capital expenditures;

(xv)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)        voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) (excluding for the avoidance of doubt, incurring any Transaction Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the Ordinary Course of Business or in accordance with the terms of this Section 5.2 during the Interim Period;

(xvii)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)      enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)         take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)          authorize or agree to do any of the foregoing actions.

5.4         Delivery of Interim Financials, Audited Financials and Subsequent Annual and Interim Financial Statements.

(a)         The Company shall deliver the Interim Financials, as approved by the board of directors of the Company and signed by an officer of the Company, which shall have been reviewed in accordance with PCAOB reviewing standards by a PCAOB registered independent auditor, not later than such date as may be necessary to include the Interim Financials in the initial filing of the Registration Statement.

(b)         The Company shall deliver the Audited Financials, as approved by the board of directors of the Company and signed by an officer of the Company, which shall have been audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor, not later than such date as may be necessary to include the Audited Financials in the initial filing of the Registration Statement.

(c)         During the Interim Period, within forty-five (45) calendar days following the end of each three-month quarterly period or such earlier date as such financial statements need to be available for inclusion in the Registration Statement, the Company shall deliver to OceanTech unaudited consolidated financial statements, including a consolidated balance sheet, consolidated statement of operations and comprehensive income (loss), changes in shareholders’ equity, consolidated statements of cash flows and notes to financial statements prepared in accordance with GAAP. If the form of the Registration Statement requires inclusion of such interim financial statements in the Registration Statement, the Company will also provide comparable financial statements for the prior year and the interim financial statements shall comply with Rules 8-03 and 8-04 of Regulation S-X.

(d)         During the Interim Period, if OceanTech reasonably requests, the Company shall provide OceanTech, within sixteen (16) days after the end each calendar month, with the cash position of the Company for the month and the year to date in such form as OceanTech may reasonably request.

(e)         During the Interim Period, the Company will also promptly deliver to OceanTech copies of any audited financial statements of the Target Companies that a certified public accountant of any Target Company may issue.

5.5         Redemptions. During the Interim Period, the Parties will use their, and OceanTech shall cause Sponsor to use its, reasonable best efforts to minimize the amount of funds in the Trust Account paid to OceanTech’s shareholders in the Redemption, including OceanTech causing Sponsor to utilize the shares of OceanTech Class B Stock and/or the OceanTech Private Warrants held by Sponsor in connection with such effort.

5.6         OceanTech Public Filings. During the Interim Period, OceanTech will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Merger to maintain the listing of OceanTech Units, OceanTech Class A Stock and OceanTech Public Warrants on Nasdaq. During the Interim Period, OceanTech shall, to the extent possible, provide the Company with a reasonable review period prior to making any public filing with the SEC and, with respect to filings that relate to this Agreement and the Merger, will consider in good faith any suggestion or revision that may be proposed by the Company or its Representatives.

5.7         No Solicitation.

(a)         For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and Merger Sub and their respective Subsidiaries, a transaction (other than the acquisition or disposition of assets in the Ordinary Course of Business) concerning the sale of (x) all or substantially all of the business or assets of the Company (other than sales of products and services in the Ordinary Course of Business) or (y) all or substantially all of the shares or other equity interests of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests or assets, merger, consolidation or otherwise (subject, in each instance, to actions otherwise expressly permitted by this Agreement, including Sections 5.2 and 5.3) and (B) with respect to OceanTech and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination or similar transaction, including any merger, purchase of ownership interests or assets or recapitalization for OceanTech.

(b)         During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its respective Representatives to not, without the prior written consent of the Company or OceanTech, as applicable, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, an Acquisition Proposal or potential Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party with the intention of facilitating an Acquisition Proposal.

(c)         Each Party shall notify the others as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be reasonably expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.8         No Trading. The Company acknowledges and agrees that it is aware and the Company’s Affiliates are aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (together, the “Federal Securities Laws”) on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of OceanTech, communicate such information to any third party other than to its Representatives in connection with the Transactions who need to know such information and understand the confidential nature of the information and the restrictions on selling securities when in possession of material non-public information, knowingly take any other action with respect to OceanTech in violation of such Federal Securities Laws, or knowingly aid, assist, cause or encourage any third party to do any of the foregoing.

5.9         Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any written notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective material properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.10         Reasonable Best Efforts.

(a)         Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall use reasonable best efforts to cooperate with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b)         In furtherance and not in limitation of Section 5.10(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at the sole cost and expense of OceanTech as promptly as practicable, and each Party agrees to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)         As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d)         Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.11         Further Assurances. The Parties hereto shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12         The Registration Statement.

(a)         As promptly as practicable after the date hereof, OceanTech shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the OceanTech Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement of OceanTech (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from OceanTech stockholders for the matters to be acted upon at the OceanTech Special Meeting and providing the Public Stockholders an opportunity in accordance with the OceanTech’s Organizational Documents and the IPO Prospectus to have their shares of OceanTech Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the OceanTech Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from OceanTech stockholders to vote, at a special meeting of OceanTech stockholders to be called and held for such purpose (the “OceanTech Special Meeting”), in favor of approving (i) the adoption and approval of this Agreement and the Transactions, (ii) the approval of the issuance of OceanTech Securities in the PIPE Investment, by OceanTech stockholders in accordance with OceanTech’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq, if applicable, (iii) the approval of the Restated Post-Closing Company Certificate, (iv) such other matters as the Company and OceanTech shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i), (ii), (iii) and (iv)), collectively, the “OceanTech Stockholder Approval Matters”), and (v) the adjournment of the OceanTech Special Meeting, if necessary or desirable in the reasonable determination of OceanTech. If on the date for which the OceanTech Special Meeting is scheduled, OceanTech has not received proxies representing a sufficient number of shares to obtain the Required OceanTech Stockholder Approval, whether or not a quorum is present, OceanTech may make one or more successive postponements or adjournments of the OceanTech Special Meeting. In connection with the Registration Statement, OceanTech will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the OceanTech’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. OceanTech shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide OceanTech with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)         OceanTech shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the OceanTech Special Meeting and the Redemption. Each of OceanTech and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, OceanTech and, after the Closing, the OceanTech Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. OceanTech shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to OceanTech stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the OceanTech’s Organizational Documents.

(c)         OceanTech, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. OceanTech shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that OceanTech or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the OceanTech Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d)         OceanTech and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Registration Statement shall include such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. In connection with the Registration Statement and the Proxy Statement, the Company and OceanTech will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules, OceanTech’s Organizational Documents, the Israeli Companies Law, the DGCL and the rules and regulations of the SEC and Nasdaq.

(e)         OceanTech and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the OceanTech Special Meeting and the Redemption. Each of OceanTech and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and OceanTech and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. OceanTech and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to OceanTech’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and OceanTech’s Organizational Documents.

(f)          As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, OceanTech (with the reasonable cooperation of the Company) shall distribute the Proxy Statement to OceanTech’s shareholders and, pursuant thereto, shall call the OceanTech Special Meeting in accordance with the DGCL for a date no later than twenty (20) days following the effectiveness of the Registration Statement. After the Registration Statement is declared effective under the Securities Act, OceanTech shall solicit proxies from the OceanTech stockholders to vote in favor of the OceanTech Stockholder Approval Matters, as approved by the OceanTech board of directors, which approval shall also be included in the Registration Statement.

(g)         If on the date for which the OceanTech Special Meeting is scheduled, OceanTech has not received proxies representing a sufficient number of shares to obtain the Required OceanTech Shareholder Approval, whether or not a quorum is present, OceanTech may make one or more successive postponements or adjournments of the OceanTech Special Meeting. OceanTech may also adjourn the OceanTech Special Meeting to establish a quorum or if the OceanTech stockholders have elected to redeem a number of shares of OceanTech Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 6.2(e) not being satisfied. Notwithstanding the foregoing, without the consent of the Company, in no event shall OceanTech adjourn the OceanTech Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Outside Date. Except as otherwise required by applicable Law, OceanTech covenants that none of the OceanTech board of directors (including any committee thereof) or OceanTech shall withdraw, withhold or modify, or publicly propose a change to any recommendation in support of the Transactions.

(h)         OceanTech and the Company shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, OceanTech’s Organizational Documents, the Company’s Organizational Documents, and this Agreement in the preparation, filing and distribution of the Registration Statement and Proxy Statement, the listing on Nasdaq, any solicitation of proxies thereunder, the calling and holding of the OceanTech Special Meeting and the Redemption.

5.13         Public Announcements.

(a)         The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates or any of their respective Representatives without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of OceanTech and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)         The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, OceanTech shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Sponsor shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions.

5.14         Confidential Information.

(a)         The Company and Merger Sub agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any OceanTech Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder or to comply with applicable Law, Order or Action), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of OceanTech Confidential Information without OceanTech’s prior written consent; and (ii) in the event that the Company, Merger Sub, or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes compelled to disclose any OceanTech Confidential Information by Law, Order or Action, (A) provide OceanTech to the extent legally permitted with prompt written notice of such requirement so that OceanTech or an Affiliate thereof may seek, at OceanTech’s cost, a protective Order or other remedy or waive compliance with this Section 5.14(a), and (b) in the event that such protective Order or other remedy is not obtained, or OceanTech waives compliance with this Section 5.14(a), furnish only that portion of such OceanTech Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such OceanTech Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to OceanTech or destroy (at the Company’s election) any and all copies (in whatever form or medium, including electronic) of OceanTech Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations, correspondence and other writings related thereto or based thereon; provided, however, that the Company and Merger Sub and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, however, that any such OceanTech Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)         OceanTech hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder or to comply with applicable Law, Order or Action), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that OceanTech or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with this Section 5.14(b) for a period of two (2) years after such termination, becomes compelled to disclose any Company Confidential Information by Law, Order or Action, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, OceanTech shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at OceanTech’s election) any and all copies (in whatever form or medium, including electronic) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations, correspondence and other writings related thereto or based thereon; provided, however, that OceanTech and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, however, that any such Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, OceanTech and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(c)         For the avoidance of doubt, the obligations set forth in this Section 5.14 are in addition to and shall not supersede any continuing obligations under the Confidentiality Agreement between or among the Parties.

5.15         Post-Closing OceanTech Board and Executive Officers.

(a)         The Parties shall take all necessary action, including causing the then-serving directors of OceanTech to resign, so that effective as of the Effective Time, OceanTech’s board of directors (the “Post-Closing OceanTech Board of Directors”), subject to the Amended OceanTech Charter, will consist of seven (7) directors, consisting of (i) six (6) directors designated prior to the Closing by the Company, the majority of which shall be considered “independent” under Nasdaq requirements and (ii) one (1) director designated prior to the Closing by OceanTech, who shall be considered “independent” under Nasdaq requirements. The Post-Closing OceanTech Board of Directors shall comply with the diversity standards then-applicable to directors of companies listed on Nasdaq and, allocated into classes on any classified board of directors mutually acceptable to the Company and OceanTech, provided, however, that the composition of the Post-Closing OceanTech Board of Directors shall at all times comply with all rules, regulations and requirements (including but not limited to all director independence and corporate governance rules) of each of the Israeli Companies Law and Nasdaq.

(b)         The Parties shall take commercially reasonable actions so that the individuals serving as the executive officers of the Company immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing.

5.16         Reserved.

5.17         Indemnification of Directors and Officers; Tail Insurance.

(a)         The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of OceanTech and the Company, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of OceanTech or the Company (the “D&O Indemnified Persons”) as provided in OceanTech’s or Company’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and OceanTech or the Company, as applicable, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Company shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of OceanTech and the Company, to the extent permitted by applicable Law. The provisions of this Section 5.17(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.17(a).

(b)         OceanTech shall obtain at or prior to the Closing, and fully pay the premium for a “tail” directors and officers liability insurance policy that provides coverage for a six-year period from and after the Effective Time for events occurring at or prior to the Effective Time (i) for OceanTech’s directors, officers and other persons covered by OceanTech’s current directors and officers liability policy which is substantially equivalent to and in any event not less favorable in the aggregate than OceanTech’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, and (ii) for the benefit of the Company’s directors and officers, equivalent coverage, to the extent available (collectively, the “D&O Tail Insurance”). The Post-Closing Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c)         Notwithstanding the foregoing (i) none of the Post-Closing Company or the Company shall be obligated to indemnify a D&O Indemnified Person with respect to any amount in relation to a claim of any type whatsoever to the extent such claim (or part thereof) has been paid to the D&O Indemnified Person (or paid directly to a third party on a D&O Indemnified Person’s behalf) by any directors and officers, or other type, of insurance maintained by the Post-Closing Company or the Company, and (ii) no D&O Indemnified Person shall settle any claim without the prior written consent of the Post-Closing Company and the Company (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Post-Closing Company or the Company: (A) settle any claim without either (x) the written consent of all D&O Indemnified Persons against whom such claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the claim relates for all D&O Indemnified Persons without admission or finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Person for any amounts paid in settlement of any threatened or pending claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d)         On or prior to the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and OceanTech with, or for the benefit of, the D&O Indemnified Persons, which indemnification agreements shall be effective as of and following the Closing Date.

(e)         The Company shall not have any obligation under this Section 5.17 to any D&O Indemnified Persons when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

(f)          The provisions of this Section 5.17 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

5.18         Reserved.

5.19         PIPE Investment.

(a)         Prior to the Closing Date, OceanTech and the Company may enter into and consummate subscription agreements in form and substance mutually acceptable in good faith to OceanTech and the Company (each, a “Subscription Agreement”) among investors (the “PIPE Investors”) and either OceanTech or the Company or both OceanTech and the Company in connection with one or more private placements in OceanTech and/or the Company, to purchase Company Ordinary Shares and/or OceanTech Class A Stock, in each instance, to be consummated immediately prior to the Closing Date subject to the condition that the Closing occurs (a “PIPE Investment”). OceanTech shall cause Sponsor to (A) use its reasonable best efforts to raise the PIPE Investment, including OceanTech causing Sponsor to utilize the shares of OceanTech Class B Stock and/or the OceanTech Private Warrants held by Sponsor in connection with such effort and (B) assist as required and necessary with creative strategies to raise the PIPE Investment, including providing downward price protection to the PIPE Investors in connection with the PIPE Investment.

(b)         Each of the Subscription Agreements, when executed by OceanTech or the Company, shall have been duly authorized, executed and delivered by OceanTech or the Company, as applicable and constitute the valid and binding obligation of OceanTech and/or the Company, as applicable, enforceable against OceanTech or the Company, as applicable, and, to the Knowledge of OceanTech or the Company, as applicable, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. True and complete original or signed copies of each of the Subscription Agreements shall be delivered to OceanTech and the Company prior to the Closing Date, and there will have been no conditions to closing of the transactions contemplated therein other than the conditions (if any) specifically stated therein.

(c)         OceanTech and the Company shall use their reasonable best efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements, and consummate the transactions contemplated thereby. Neither OceanTech nor the Company shall terminate, or amend or waive in any manner, any Subscription Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. OceanTech and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with all Subscription Agreements and use their respective reasonable efforts to cause such Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by OceanTech).

5.20         Employment Agreements. Prior to the Closing, the Company shall enter into employment contracts with each of the Senior Executive Officers, effective as of the Closing and in form and substance reasonably acceptable to the Company and OceanTech.

5.21         Tax Matters.

(a)         Transfer Taxes. The Party required under Law to file all necessary Tax Returns and other documentation, and pay any necessary Taxes, with respect to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall do so, and any other Party shall cooperate and join in the execution of any such Tax Returns and other documentation as necessary, and each of the OceanTech and the Company shall share the costs of all such Taxes and fees equally.

(b)         Tax Treatment. Each Party shall (i) use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment and (ii) cause, in each case for U.S. federal income tax purposes, Merger Sub to be treated, or elect to be treated (if necessary), as an association taxable as a corporation for U.S. federal income tax purposes as of the effective date of its formation and not subsequently change such classification effective on or prior to the Closing Date. Each Party shall report the Merger consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(c)         Following the Merger, OceanTech shall cause the Post-Closing Company, for at least two (2) years following the Closing Date, to either (i) continue the Company’s “historic business” (with the meaning of Treasury Regulations Section 1.368- 1(d)(2)), or (ii) use a significant portion of the Company’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business. For at least two (2) years following the Closing Date, OceanTech will not cause the Post-Closing Company to (i) dispose of more than 50% of the assets held by Company at Closing pursuant to one or more distributions or other transfers where the Post-Closing Company does not receive an exchange of net value in such transfer, (ii) make any distribution or other transfer that fails to satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) (in the case of a distribution), Treasury Regulations Section 1.368-2(k)(1)(ii) (in the case of a transfer other than a distribution), or (iii) otherwise take any action that would result in an actual or deemed liquidation of the Post-Closing Company for U.S. federal income tax purposes.

(d)         Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)         Promptly following the execution of this Agreement, the Company shall instruct its legal counsels, advisors and accountants to prepare and file with the ITA, in full coordination with OceanTech and OceanTech’s Israeli counsel and tax advisors, an application for (a) a tax ruling confirming the Merger under this Agreement, for Israeli tax purposes, as a tax free merger pursuant to Section 103(K) of the Ordinance, subject to statutory or customary conditions regularly associated with such a ruling to be included within the ruling (the “103K Tax Ruling”), and (b) a tax ruling in relation to the tax treatment of Section 102 Shares within the scope of this Agreement to confirm, among other items, that (i) OceanTech and anyone acting on its behalf shall not be required to withhold Israeli Taxes in relation to any consideration payable to holders of Section 102 Shares or Section 3(i) Options where such consideration is transferred to the Section 102 Trustee to be held and distributed by the Section 102 Trustee pursuant to the terms of the 102 Options Tax Ruling or 102 Interim Tax Ruling, as applicable, (ii) the purchase of Section 102 Shares by OceanTech in respect of certain Section 102 Shares hereunder shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Ordinance) so long as the consideration payable is deposited with the Section 102 Trustee at least until the end of the respective holding period and (iii) a tax continuity shall apply in respect of the Section 102 Shares that are assumed by OceanTech such that they shall, inter alia, remain subject to the provisions of Section 102 and be considered as granted on the original grant date of Section 102 Shares and include additional terms as are customary to include in such rulings (the “102 Tax Ruling”). If the 102 Tax Ruling is not received prior to the Closing, the Company shall seek to receive an interim tax ruling confirming among others that OceanTech and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to Section 102 Shares or Section 3(i) Options to the Section 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “102 Interim Tax Ruling”) (the “102 Tax Ruling”; the 103K Tax Ruling and the 102 Tax Ruling shall collectively be referred to as the “Tax Rulings”)). Subject to the terms and conditions hereof, the Company will use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Tax Rulings, as promptly as practicable. Each Party shall promptly furnish to the other parties such necessary information and reasonable assistance as the other may request in connection with obtaining the Tax Rulings, provided, that no Party shall independently apply to, approach or conduct any discussions with the ITA with respect to such matters, unless coordinated in advance and in agreement with the other Party and its advisors. For the avoidance of doubt, the Company, including its legal advisors, shall not make any application to, or any material communication with, the ITA with respect to any matter relating to the Tax Rulings without first consulting with OceanTech and granting OceanTech and its advisors the opportunity to review, comment and approve the draft application prior to its submission to the ITA and review and comment on any related material communications, and the Company and its legal counsels will inform OceanTech and its advisors of the substance of any discussions and meetings relating thereto. Notwithstanding anything to the contrary set forth in this Section 5.21(e), the Company shall not withdraw any application filed by the Company with respect to the Tax Rulings, without the prior consent of OceanTech (not to be unreasonably withheld, conditioned or delayed).

5.22         Merger Proposal.

(a)         Subject to the ICL, the Company and Merger Sub shall (and Purchaser shall cause Merger Sub to), as applicable, take the following actions within the timeframes set forth in this Section 5.22(a); provided, however, that any such actions or the timeframes for taking such actions shall be subject to any amendment in the corresponding applicable provisions of the ICL (and, in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.22(a) accordingly):

(i)          as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in a form reasonably satisfactory to Purchaser and the Company (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL;

(ii)         within three days after calling of the Company Shareholders’ Meeting in accordance with the terms of this Agreement, deliver and file the Merger Proposal with the Companies Registrar in accordance with Section 317(a) of the ICL;

(iii)          following the date on which the Merger Proposal is submitted to the Companies Registrar (the “Merger Proposal Submission Date”), to the extent applicable with respect to each of the Company and Merger Sub:

A.	publish a notice to their respective creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered office, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, (x) in two daily Hebrew newspapers that are widely distributed in Israel on the Merger Proposal Submission Date, and (y) to the extent required, in a widely distributed newspaper in New York within three business days after the Merger Proposal Submission Date as may be required by applicable Law;

B.	within three (3) days after the Merger Proposal Submission Date, cause a copy of the Merger Proposal to be delivered to their respective secured creditors, if any;

C.	within three (3) business days after the Merger Proposal Submission Date, send to the Company’s and Merger Sub’s “employees committee” (Va’ad Ovdim), if any, or display in a prominent place at the Company’s and, if applicable, Merger Sub’s, premises a copy of the notice published in a daily Hebrew newspaper that is widely distributed in Israel in accordance with clause (iii)(A)(x) of this Section 5.22; and

D.	within four (4) business days after the Merger Proposal Submission Date, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of, which shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were identified in the notice referred to in clause (iii)(A) of this Section 5.22(a);

(iv)          promptly after the Company and Merger Sub, as applicable, shall have complied with the preceding clause (iii), but in any event no more than three days following the date on which the notice referred to in clause (iii)(B) above was sent to their respective secured creditors, if any, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to such respective creditors, if any, under Section 318 of the ICL;

(v)           not later than three (3) days after (A) the date on which the Required Company Shareholder Approval is received, the Company shall inform the Companies Registrar of such approval, and (B) the date on which the sole shareholder of Merger Sub approves the Merger, Merger Sub shall inform the Companies Registrar of such approval, in each case in accordance with Section 317(b) of ICL; and

(vi)          in accordance with the customary practice of the Companies Registrar, the Company and Merger Sub shall (and Purchaser shall cause Merger Sub to), as promptly as practicable after the determination of the date on which the Closing is expected to take place in accordance with Section 2.1, in coordination with each other, deliver to the Companies Registrar the notice of the contemplated Merger and the proposed date of the Closing and the subsequent notice of the occurrence of the Closing, including final affidavits signed by an authorized officer of Company and Merger Sub, as applicable, stating that no shareholder or creditor of the Company or Merger Sub, as applicable, nor any antitrust authority has objected to the Merger. For the avoidance of doubt, it is the intention of the Parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date.

(b)         Solely for purposes of Section 5.22(a), “business day” shall have the meaning set forth in the Merger Regulations, 2000 promulgated under the ICL.

(c)         Promptly following the date hereof, the sole shareholder of Merger Sub shall approve the Merger subject to the satisfaction or waiver (to the extent permitted hereunder) of all the conditions to Closing (other than those that by their nature may only be satisfied or waived at Closing). No later than three days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval in accordance with Section 5.22(a)(v).

5.23         Company Shareholders’ Meeting.

(d)         Subject to the earlier termination of this Agreement in accordance with Article VII hereof, as soon as practicable after the date hereof, the Company shall establish a record date for, duly call, give notice of, convene and hold a special meeting of the Company Shareholders (together with any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) for the purpose of seeking the Required Company Shareholder Approval and shall submit such proposals to such holders at the Company Shareholders’ Meeting and shall not submit any other proposal that is not related to the Merger or the transactions contemplated by this Agreement to such holders in connection with the Company Shareholders’ Meeting without the prior written consent of Purchaser. The record date for the Company Shareholders’ Meeting shall be determined with prior consultation with Purchaser. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Shareholders’ Meeting without Purchaser’s prior written consent. The Company shall use its reasonable best efforts to (i) solicit proxies from its shareholders in favor of the approval of this Agreement and the Merger in accordance with Israeli Law (which draft proxies shall be subject to prior review and comment of the Purchaser) and (ii) otherwise seek to obtain the Required Company Shareholder Approval at the Company Shareholders’ Meeting.

(e)         Without derogating from the generality of the foregoing, the Company shall hold the Company Shareholders’ Meeting, and obtain the Required Company Shareholder Approval after the date hereof in accordance with this Agreement and applicable Law. The Company agrees that (i) the Company Board has recommended that the Company Shareholders vote to adopt and approve this Agreement, the Merger and the other Transactions and (ii) such recommendation of the Company Board will not be withdrawn or modified in a manner adverse to Purchaser, and no resolution by the Company Board or any committee thereof to withdraw or modify such recommendation in a manner adverse to Purchaser will be adopted or proposed.

(f)          Unless this Agreement is terminated in accordance with Article VII, the obligations of the Parties under this Section 5.23 shall continue in full force and effect.

Article VI
CLOSING CONDITIONS

6.1         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and OceanTech of the following conditions:

(a)         Required Shareholder Approval.

(i)          The OceanTech Stockholder Approval Matters shall have been submitted to the vote of the shareholders of OceanTech at the OceanTech Special Meeting in accordance with the Proxy Statement and each OceanTech Stockholder Approval Matter shall have been approved by the requisite vote of the stockholders of OceanTech at the OceanTech Special Meeting in accordance with OceanTech’s Organizational Documents, applicable Law and the Proxy Statement (the “Required OceanTech Shareholder Approval”).

(ii)         The Required Company Shareholder Approval shall have been approved by the requisite vote of the shareholders of the Company either (x) at a special meeting of shareholders or (y) by a unanimous written consent of all Company Shareholders in lieu of a meeting, in either case in accordance with Company’s Organizational Documents and Israeli Law.

(b)         Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c)         Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions contemplated by this Agreement that are set forth in Schedule 6.1(c) shall have been obtained or made.

(d)         No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions contemplated by this Agreement.

(e)         Appointment to the Board. The members of the Post-Closing OceanTech Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.15.

(f)          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(g)         Nasdaq Listing. OceanTech’s listing application with Nasdaq in connection with the Transactions shall have been approved and the Merger Consideration shall have been for listing on Nasdaq subject to official notice of issuance.

(h)         Israeli Statutory Waiting Periods. Fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and thirty (30) days shall have elapsed after the approval of the Merger by the Company Shareholders at the Company Shareholders’ Meeting.

(i)          The 103K Tax Ruling. The Company shall have obtained the 103K Tax Ruling.

6.2         Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)         Representations and Warranties. (i) The representations and warranties of OceanTech set forth in Sections 3.5(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for (A) issuances of securities to the PIPE Investors pursuant to their Subscription Agreements as contemplated in Section 5.20 above and (B) Redemptions of shares of OceanTech Class A Stock at the request of the holders thereof in connection with the Merger contemplated herein in accordance with OceanTech’s Organizational Documents, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representations contained in Section 3.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such time, (iii) the representations and warranties of OceanTech set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement) and Section 3.17 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time), and (iv) all of the other representations and warranties of OceanTech set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, OceanTech.

(b)         Agreements and Covenants. OceanTech shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to OceanTech since the date of this Agreement which is continuing and uncured.

(d)         Resignation of Directors and Officers. At or prior to the Closing, the directors and officers of OceanTech shall have resigned or otherwise removed, effective as of or prior to the Closing.

(e)         Available Closing OceanTech Cash. The Available Closing OceanTech Cash shall be equal to or greater than an aggregate amount equal to $6,000,000 after the payment of expenses as set forth in Section 7.3.

(f)          Purchaser IIA Undertaking. The Purchaser shall have submitted to the IIA the Purchaser IIA Undertaking.

(g)         Closing Deliveries.

(i)          Officer’s Certificate. OceanTech shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of OceanTech in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d) and 6.2(e) with respect to OceanTech.

(ii)           Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit D hereto, duly executed by Sponsor.

(iii)          Lock-Up Agreements. OceanTech shall have delivered, or cause to delivered, a Lock-Up Agreement in substantially the form attached as Exhibit B hereto, duly executed by Sponsor, and such Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

6.3         Conditions to Obligations of OceanTech and Merger Sub. In addition to the conditions specified in Section 6.1, the obligations of OceanTech and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by OceanTech) of the following conditions:

(a)         Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.3(a) and 4.3(b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for the issuance of securities to the PIPE Investors pursuant to their Subscription Agreements as contemplated in Section 5.20, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representations contained in Section 4.9(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such time, (iii) the representations and warranties of the Company set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), and Section 4.29 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time) and (iv) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or any Target Companies.

(b)         Agreements and Covenants. The Company and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)         No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies on a consolidated basis since the date of this Agreement.

(d)         Closing Deliveries.

(i)          Officer’s Certificate. The Company shall have delivered to OceanTech a certificate from the Company, dated as of the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c) with respect to the Target Companies.

(ii)         Company Secretary Certificate. The Company shall have delivered to OceanTech a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, (C) the resolutions of the shareholders as to approval of the Required Company Shareholders Approval, and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound

(iii)          Good Standing. The Company shall have delivered to OceanTech good standing certificates (or similar documents applicable for such jurisdictions approving that the relevant company is active and, in the case of each Israeli incorporated entity, is not a “breaching company”) for each Target Company certified as of a date no earlier than five (5) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)          The 103K Tax Ruling. The Company shall have delivered to OceanTech the 103K Tax Ruling.

(v)         IIA Notice. The Company shall have, at least fourteen (“14”) days prior to the Closing, submitted to the IIA the IIA Notice.

(vi)          Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit D hereto, duly executed by the Company and each Company Shareholder party thereto.

(vii)         Lock-Up Agreements. The Company shall have delivered the Lock-Up Agreement duly executed by each of the Significant Company Shareholders in substantially the form attached as Exhibit B hereto, and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

6.4         Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Shareholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

Article VII
TERMINATION AND EXPENSES

7.1         Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing, as follows:

(a)         by mutual written consent of OceanTech and the Company;

(b)         by written notice by OceanTech or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)         by written notice by either OceanTech or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement in any material respect was the cause of, or resulted in, such action by such Governmental Authority;

(d)         by written notice by the Company to OceanTech, if (i) there has been a breach by OceanTech of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of OceanTech shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to OceanTech by the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company or Merger Sub is in material uncured breach of its representations, warranties or covenants in this Agreement;

(e)         by written notice by OceanTech to the Company, if (i) there has been a breach by the Company or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by OceanTech; provided, that OceanTech shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time OceanTech is in material uncured breach of its representations, warranties or covenants in this Agreement or (y) in the reasonable opinion of OceanTech acting in good faith, there is a material adverse difference in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations either individually or on an aggregate basis, (i) between those set forth on the Audited Financials and those set forth on the Draft Audited Financials or (ii) between those set forth on the Interim Financials and those set forth on the Draft Interim Financials;

(f)          by written notice by OceanTech to the Company, if there shall have been a Material Adverse Effect on the Target Companies on a consolidated basis following the date of this Agreement; or

(g)         by written notice by either OceanTech or the Company to the other if the OceanTech Special Meeting is held (including any adjournment or postponement thereof) and has concluded, OceanTech’s or the Company’s shareholders have duly voted, and the Required OceanTech Shareholder Approval or the Required Company Shareholder Approval was not obtained.

7.2         Effect of Termination.

(a)         Any termination of this Agreement under Section 7.1 above shall be effective immediately upon the delivery of written notice of the Party seeking termination to the other Party.

(b)         This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7 prior to the valid termination of this Agreement), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to (i) seek equitable relief in accordance with Section 9.7, or (ii) terminate this Agreement pursuant to Section 7.1.

7.3         Fees and Expenses. Unless otherwise provided for in this Agreement, the Company Transaction Expenses and the OceanTech Transaction Expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by OceanTech; provided, however, that if (i) the OceanTech Transaction Expenses exceed the OceanTech Transaction Expenses Cap (such excess, the “Excess OceanTech Expenses”), then OceanTech shall cause Sponsor to pay such Excess OceanTech Expenses and (ii) the Company Transaction Expenses exceed the Company Transaction Expenses Cap (the “Excess Company Expenses”), then such Excess Company Expenses shall be paid by the Company’s shareholders on a pro rata basis.

Article VIII

WAIVERS AND RELEASES

8.1         Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and Merger Sub hereby acknowledges that pursuant to the IPO Prospectus, OceanTech has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by OceanTech’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of OceanTech’s public shareholders (including overallotment shares acquired by OceanTech’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, OceanTech may disburse monies from the Trust Account, only: (a) to the Public Shareholders in the event they elect to redeem their OceanTech Class A Stock in connection with the consummation of OceanTech’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to OceanTech’s Organizational Documents to extend OceanTech’s deadline to consummate a Business Combination, to the Public Shareholders if OceanTech fails to consummate a Business Combination (b) within eighteen (18) months after the closing of the IPO, subject to extension as described in the Prospectus relating to OceanTech’s IPO and any further extensions which may be approved by OceanTech’s stockholders, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes and up to $100,000 of interest to pay dissolution expenses, (d) to OceanTech after or concurrently with the consummation of a Business Combination, and (e) OceanTech Transaction Expenses. For and in consideration of OceanTech entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with OceanTech or its Affiliates). The Company and Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by OceanTech and its Affiliates to induce OceanTech to enter in this Agreement, and each of the Company and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to OceanTech or its Representatives, which proceeding seeks, in whole or in part, monetary relief against OceanTech or its Representatives, each of the Company and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against OceanTech pursuant to this Agreement for legal relief against monies or other assets of OceanTech held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions contemplated in this Agreement and the Ancillary Documents or for intentional fraud in the making of the representations and warranties in Article III. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article IX
MISCELLANEOUS

9.1         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile (if a facsimile number is given) email or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to OceanTech at or prior to the Closing, to:

OceanTech Acquisition I Corp.

515 Madison Avenue

8th Floor – Suite 8133

New York, New York 10022

Attn: Surendra K. Ajjarapu
Telephone No.: (813) 601-3533
Email: sa@oceantechspac.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW. Suite 900
Washington, D.C. 20001
Attn: Andrew M. Tucker
Telephone No.: (202) 689-2800
Email: andy.tucker@nelsonmullins.com

Goldfarb Gross Seligman & Co., Law Offices

Ampa Tower

98 Yigal Alon Street

Tel Aviv 6789141, Israel

Attn.: Ido Zemach

Email: ido.zemach@goldfarb.com

If to the Company or Merger Sub:

Regentis Biomaterials Ltd.

12 Ha’ilan Street

Northern Industrial Zone, P.O. Box 260

Or-Akiva 3060000, Israel

Attn: Eli Hazum, Chief Executive Officer

Telephone No.: 972.4.6265502
Email: ehazum@medicavp.com

with a copy (which will not constitute notice) to:

Greenberg Traurig LLP

One Vanderbilt Avenue

New York, NY 10017

Attn: Mark Selinger
Email: mark.selinger@gtlaw.com

Doron Tikotzky Kantor Gutman Nass & Amit Gross – Law Offices

7 Metsada St, B.S.R. Tower 4

Bnei Brak, 5126112 Israel

Attn.: Ronen Kantor

Email: rkantor@DTKGGg.com

9.2         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of OceanTech and the Company, and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3         Non-Survival of Representations, Warranties. The representations and warranties of the Company, Merger Sub and OceanTech contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Merger Sub or OceanTech pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Merger Sub and OceanTech and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Merger Sub or OceanTech or their respective Representatives with respect thereto. Except as otherwise contemplated by Section 7.2(b), the covenants and agreements made by the Company, Merger Sub and OceanTech in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms). Nothing in this Section 9.3 shall be construed to modify or otherwise affect the provisions of Section 5.19, Section 9.4 and Article VII

9.4         Third Parties. Except for the rights of the (i) D&O Indemnified Persons set forth in Section 5.17; (ii) the Non-Recourse Parties; and (iii) Sponsor, who the Parties acknowledge and agree are express third party beneficiaries of this Agreement for such purposes, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, except that (i) the internal affairs of the Company and any provisions of this Agreement that are expressly or otherwise required to be governed by the Israeli Companies Law, shall be governed by the Laws of Israel (without giving effect to choice of law principles thereof) and (ii) the Merger shall be governed by the Israeli Companies Law (without giving effect to choice of law principles thereof). Except as set forth in Section 1.15(c), all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court located in the Southern District of New York, New York (or in any appellate court thereof). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7         Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, prior to the valid termination of this Agreement, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in any court of Israel, the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9         Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company, Merger Sub and OceanTech.

9.10         Waiver. Each of OceanTech and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by Sponsor or its designee in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.11         Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, annexes and Schedules attached hereto, which Exhibits, annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior or contemporaneous oral or written agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12         Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars”, “U.S. Dollars” or “$” means United States dollars and NIS means New Israeli Shekel. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to OceanTech or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of OceanTech and its Representatives and OceanTech and its Representatives have been given access to the electronic folders containing such information.

9.13         Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14         Legal Representation.

(a)         The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP (“NMRS”) and Goldfarb Gross Seligman & Co. (“Goldfarb” and together with NMRS, “Sponsor Prior Counsel”) may have, prior to the Closing, jointly represented OceanTech and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and have also represented OceanTech, Sponsor and/or their respective Affiliates in connection with matters other than the Transaction that is the subject of this Agreement, Sponsor Prior Counsel will be permitted in the future, after Closing, to represent OceanTech, Sponsor or their respective Affiliates in connection with matters in which such Persons are adverse to the Company, OceanTech or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Merger Sub, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Sponsor Prior Counsel’s future representation of one or more of Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of the Company, Merger Sub and/or OceanTech or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Sponsor Prior Counsel of Sponsor, OceanTech or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of Sponsor Prior Counsel with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by the Company or OceanTech; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company, OceanTech or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)         The Parties agree that, notwithstanding the fact Greenberg Traurig LLP (“Greenberg”) and Doron Tikotzky Kantor Gutman Nass & Amit Gross – Law Offices (“DTKGG”) may have, prior to the Closing, represented the Company and Merger Sub in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company, Merger Sub and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Greenberg and DTKGG will be permitted in the future, after the Closing, to represent the shareholders or holders of other equity interests of the Company on or prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Post-Closing Company) (collectively, the “Regentis Group”) in connection with matters in which such Persons are adverse to the Company or the Post-Closing Company, including any disputes arising out of, or related to, this Agreement. The Company and Merger Sub hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Greenberg’s and DTKGG’s future representation of any member of the Regentis Group in which the interests of such Person are adverse to the interests of Merger Sub, OceanTech and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Greenberg or DTKGG of any member of the Regentis Group. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Regentis Group shall be deemed the client of Greenberg and DTKGG with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Regentis Group, shall be controlled by the Regentis Group and shall not pass to or be claimed by the Post-Closing Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the Post-Closing Company or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

9.15         No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or legal proceeding related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party to this Agreement or any other Ancillary Document), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any Party hereto and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any one or more of the Company or OceanTech under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

9.16         Disclosure Schedules. The Disclosure Schedules (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Schedules to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Material Adverse Effect with respect to the Company or OceanTech, as applicable.

Article X
DEFINITIONS

10.1         Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Standards” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of OceanTech prior to the Closing.

“Ancillary Documents” means (A) the Restated Post-Closing Company Certificate, (B) the Assignment, Assumption and Amendment to Warrant Agreement, (C) the Lock-Up Agreements, (D) the Sponsor Support Agreement, (E) the Voting Agreements, (F) the Amended OceanTech Charter, (G) the Insider Letter Amendment, (H) the Registration Rights Agreement, (I) the Equity Plan and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Available Closing OceanTech Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after deducting the aggregate amount of payments required to be made in connection with the Redemption and payment of the Company Transaction Expenses and OceanTech Transaction Expenses) or OceanTech’s operating account immediately prior to the Closing, plus (b) the aggregate amount of cash of OceanTech on hand immediately prior to the Closing, plus (c) the net amount of any PIPE Investment received by OceanTech or the Company on or prior to the Closing.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not, and shall include any Foreign Plan.

“Business Combination Deadline” means the date by which OceanTech must consummate a Business Combination (as such term is defined in the OceanTech Certificate of Incorporation), which is June 2, 2023 as of the date of this Agreement, pursuant to the Extension Option in accordance with the OceanTech Certificate of Incorporation.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Israel or in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by OceanTech or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by the Company or Merger Sub, or their respective Representatives to OceanTech or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised and granted under the Company Equity Plan.

“Company Ordinary Shares” means the Ordinary A Shares, with a nominal value of NIS 0.01 per share, of the Company, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Company’s Organizational Documents” means the Company’s articles of incorporation, bylaws, and/or any other agreements governing the operations of the Company.

“Company Preferred Shares” means the Preferred A Shares, the Preferred B Shares, the Preferred C Shares and the Preferred D-1 and Preferred D-2 Shares of the Company, all of which shall be converted into Company Ordinary Shares immediately prior to Closing. “Company Securities” means the Company Ordinary Shares, and after the Closing, the Company warrants, collectively.

“Company Security Holders” means the holders of Company Securities.

“Company Shareholders” means the holders of Company Shares.

“Company Shares” means the holders of Company Ordinary Shares and Company Preferred Shares.

“Company Transaction Expenses” means as of any determination time, the aggregate amount of (a) all out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or the other Ancillary Documents or the consummation of the Transactions, (b) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of the Company and (c) any other fees, filing fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Ancillary Documents, plus any VAT associated with any of the foregoing fees, costs and expenses set forth in subsections (a) through (c), above.

“Company Transaction Expenses Cap” means an aggregate amount equal to $2,000,000.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Confidentiality Agreement” means the non-disclosure agreement by and between the Company and OceanTech.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses, franchises, leases and other instruments or obligations of any kind, written or, to the extent legally binding, oral (in each instance, including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Convertible Security” means any option, right, warrant, equity interest or other security directly or indirectly convertible into, or exercisable or exchangeable for, any form of capital stock or equity security of a Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID 19” means SARS CoV 2 or COVID 19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Actions” means all actions taken, planned, or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of COVID-19, its impact on economic conditions, its impact on the operations of the Company or any of the other Target Companies, risks to the health and safety of any Person or the recovery from COVID-19 (including, if applicable, actions taken, planned or planned to be taken to reopen and restore the level of business activities of the Company or any Target Company).

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any Governmental Authority, including the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, as each relates to exposure to Hazardous Materials, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Award Exchange Ratio” shall mean the quotient obtained by dividing (a) the per share Merger Consideration by (b) the fair market value per share of OceanTech stock as of day immediately before (and excluding) the Closing Date.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Export Control Laws” means U.S. and non-U.S. export control, economic sanctions, trade embargoes, import, and anti-boycott laws, including but not limited to the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.)

“Extension Option” means the extension option which is exercisable by OceanTech and Sponsor pursuant to the OceanTech Certificate of Incorporation, to extend the Business Combination Deadline by an additional six (6) months, subject to the terms and conditions provided therein.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations and guidance documents.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, and includes any plans that are required by the laws of a country other than the United States.

“Fraud Claim” means any claim based common law fraud under New York Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Healthcare Laws” means the FDCA, the PHSA, and any other applicable Law, including, but not limited to, Laws that regulate the design, development, research, testing, studying, manufacturing, processing, storing, handling, importing or exporting, licensing, labeling, packaging, distributing, or marketing of pharmaceutical products, or that is related to fraud and abuse, kickbacks, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, quality, safety, privacy, security, licensure, and accreditation.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“IIA Notice” means the written notice to the IIA regarding the change in ownership of the Company effected as a result of the Merger required to be submitted to the IIA in connection with the Merger in accordance with the Innovation Law.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, regardless of whether such instrument has been drawn or claimed against, (c) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (d) all obligation described in clauses (a) through (c) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Innovation Law” means the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 1984 (formerly known as the Israeli Encouragement of Research and Development in Industry Law, 1984), and all rules and regulations thereunder.

“Insider Letter” means the Letter Agreement, dated as of May 27, 2021, by and among OceanTech, its officers, its directors and Sponsor.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software, the Company IP Licenses and other intellectual property.

“Internet Assets” means any all registered domain names.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of OceanTech Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of OceanTech, dated as of May 27, 2021, and filed with the SEC on June 1, 2021 (File No. 333-255151).

“ITA” means Israel Tax Authority.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 11.1(a) of the Company Disclosure Schedules after reasonable due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, hypothecation, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, in each instance, other than Permitted Liens.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions; provided, however, that any such fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) changes generally affecting the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business, or the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein or the outbreak or escalation of war whether or not declared (including the Russia-Ukraine war) or acts of terrorism (including cyberterrorism) or the effects of the recent global interest rate increases, and the effects thereof on the entire high-tech industry; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate; (iii) changes or proposed changes in GAAP or the interpretation thereof, or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), other force majeure events or natural disaster, including pandemics (COVID-19 variations included) or any COVID-19 Actions or COVID-19 Measures, or any change in such COVID 19 Measures or the interpretation or enforcement thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) any hurricane, tornado, flood, earthquake, natural disaster or other acts of God in the United States or any other country; (vii) any matter set forth on, or deemed to be incorporated in the Company Disclosure Schedules; (vii) the execution, delivery or announcement of this Agreement and the consummation of the Transactions (including as a result of the identities of the Parties its Subsidiaries and including the loss (or threatened loss) of any employee, supplier, distributor or customer or other commercial relationship resulting therefrom); (viii) any action or failure to act required or prohibited to be taken by a Party pursuant to the terms of this Agreement or action or omission taken or omitted to be taken at the written request, or with the written consent, of the other Party; or (ix) any change or proposed change in any Law or the interpretation thereof (including any COVID-19 Measures); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred but solely to the extent that such event, occurrence, fact, condition, or change has a disproportionate adverse effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to OceanTech, the amount of the Redemption shall not be deemed to be a Material Adverse Effect on or with respect to OceanTech.

“Nasdaq” means the Nasdaq Capital Market.

“OceanTech Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of OceanTech, dated May 27, 2021, as may be amended, modified or supplemented from time to time.

“OceanTech Common Stock” means OceanTech Class A Stock.

“OceanTech Confidential Information” means all confidential or proprietary documents and information concerning OceanTech or any of its Representatives furnished in connection with this Agreement or the Transactions; provided, however, that OceanTech Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Merger Sub, or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by OceanTech or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such OceanTech Confidential Information. For the avoidance of doubt, from and after the Closing, OceanTech Confidential Information will include the confidential or proprietary information of the Target Companies.

“OceanTech Private Warrants” means the warrants issued in a private placement to Sponsor by OceanTech at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of OceanTech Class A Stock per warrant at a purchase price of $11.50 per share.

“OceanTech Public Warrants” means one redeemable warrant that was included in as part of each OceanTech Unit, each whole warrant entitling the holder thereof to purchase one (1) share of OceanTech Class A Stock at a purchase price of $11.50 per share.

“OceanTech Securities” means OceanTech Units, OceanTech Common Stock and OceanTech Warrants, collectively.

“OceanTech Transaction Expenses” shall mean, as of any determination time, the aggregate amount of all (i) out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, OceanTech in connection with the negotiation, preparation or execution of this Agreement or the other Ancillary Documents, the consummation of the Transactions or the consummation of OceanTech’s initial public offering, including (a) any deferred underwriting fees, (b) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of OceanTech, (c) any and all filing fees due and payable to any Governmental Authorities in connection with the Transactions, including the SEC, Antitrust Laws and other regulatory filing fees and (d) any expenses expressly allocated to OceanTech pursuant to this Agreement or any other Ancillary Document, including expenses incurred in connection with printing, mailing, and soliciting proxies with respect to the Proxy Statement and Registration Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto) and incurred in connection with any filings with or approvals from Nasdaq and (ii) Liabilities of OceanTech that are due and payable by OceanTech as of such determination time.

“OceanTech Transaction Expenses Cap” means an aggregate amount equal to $5,000,000.

“OceanTech Units” means the units issued in the IPO (including overallotment units acquired by OceanTech’s underwriter) consisting of one (1) share of OceanTech Class A Stock, and one redeemable warrant.

“OceanTech Warrants” means OceanTech Private Warrants and OceanTech Public Warrants, collectively.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinary Course of Business” means with respect to a Person (i) the ordinary course of that Person’s business, or (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” means September 30, 2023.

“Patents” means any patents, patent applications and, including the inventions, designs, methods, processes, compositions of matter, and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) other Liens imposed by operation of Law arising in the Ordinary Course of Business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto; (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business; (d) Liens arising under this Agreement or any Ancillary Document; (e) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (f) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (g) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property for the operation of the business; and (h) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property.

“Per Share Price” means Ten and No/100 Dollars ($10.00).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means information that identifies, relates to, or describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PHSA” means the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations and guidance documents.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by the Purchaser to such Company Shareholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by the Purchaser to all Company Shareholders in accordance with the terms of this Agreement.

“Protected Health Information” has the meaning given to such term under HIPAA or any equivalent non-U.S. Law, rule or regulation, including all such information in electronic form.

“Purchaser IIA Undertaking” means the written undertaking in customary form to be bound by and to comply with the provisions of the Innovation Law that Purchaser is required to execute and deliver to the IIA in connection with the Merger.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctions List” means the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Sectoral Sanctions Identifications List, and the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Unverified List and Entity List, as well as other restricted party lists issued by a Governmental Authority, as such other lists are applicable.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Section 102 Securities” means Section 102 Shares and Section 102 Options.

“Section 102 Shares” means Company Ordinary Shares issued pursuant to the exercise of Section 102 Options.

“Section 102 Trustee” means the trustee appointed by the Company in accordance with the Ordinance and approved by the ITA to hold Section 102 Securities granted under any Company Equity Plan.

“Section 3(i) Options” means Company Options granted and subject to tax under Section 3(i) of the Ordinance.

“Senior Executive Officers” means the individuals set forth on Schedule 11.1(b) of the Company Disclosure Schedules.

“Significant Company Shareholder” means the Company’s shareholders the individuals set forth on Schedule 11.1(c) of the Company Disclosure Schedules.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, capital gains, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, Israeli social security (Bituach Leumi) or similar, national health care (Bituach Briyut), excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other Taxes, fees, assessments or charges of any kind whatsoever, together with any interest, indexation, and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith and any common law rights therein), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by OceanTech with the proceeds from the IPO and a private placement pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of May 27, 2021, as it may be amended (including to accommodate the Merger), by and between OceanTech and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Valid Certificate” means, in respect of a Payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to OceanTech: (a) exempting such Payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions. For the purposes hereof, the 103K Tax Ruling will be considered a Valid Certificate.

“Warrant Agent” means Continental Stock Transfer & Trust Company, as warrant agent under the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of May 27, 2021, as amended, by and between OceanTech and the Warrant Agent.

“Working Capital Loan” means any loan made to OceanTech by any of Sponsor, an Affiliate of Sponsor, or any of OceanTech’s officers or directors, for the purposes of financing costs incurred in connection with a Business Combination (as such term is defined in Article II of OceanTech Certificate of Incorporation).

10.2          Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the page numbers as set forth below adjacent to such terms:

103K Tax Ruling	62
Acquisition Proposal	51
Additional Audited Financials	27
Agreement	5
Alternative Transaction	51
Antitrust Laws	53
Audited Financials	27
Certificate of Merger	7
Closing	13
Closing Date	13
Closing Filing	57
Closing Press Release	57
Company	5
Company Benefit Plan	38
Company Financials	27
Company IP	32
Company IP Licenses	31
Company Licenses	39
Company Material Contract	29
Company Permits	29
Company Personal Property Leases	37
Company Real Property Leases	37
Creator	32
Data Security Requirements	34
D&O Indemnified Persons	59
D&O Tail Insurance	59
Draft Audited Financials	27
Draft Interim Financials	27
DTKGG	76
Effective Time	7
Enforceability Exceptions	14
Environmental Permits	40
Equity Incentive Plan	6
Excess Company Expenses	70
Excess OceanTech Expenses	70
Exchange Agent	9
Federal Securities Laws	52
FDA Fraud Policy	40
Governmental Grants	33
ICL	5
IIA	28
Institution	33
Intended Tax Treatment	6
Israeli Companies Law	5
Letter of Transmittal	9
Lost Certificate Affidavit	10
Lock-Up Agreement	5
NMRS	75
OceanTech	5
OceanTech Disclosure Schedules	13
OceanTech Financials	17
OceanTech Material Contract	19
OFAC	21
Off-the-Shelf Software	31
Ordinance	12
Outbound IP License	32
Party/ies	5
Post-Closing Company	7
Registration Rights Agreement	6
Registration Statement	54
Related Person	41
Released Claims	71
Required Company Shareholder Approval	24
Required OceanTech Shareholder Approval	65
SEC Reports	16
Section 14 Arrangement	39
Section 102 Options	35
Signing Filing	57
Signing Press Release	57
SPAC Recommendation	14
Sponsor	5
Sponsor Prior Counsel	75
Sponsor Support Agreement	5
Subscription Agreement	60
Surviving Company	7
Top Customers	42
Top Vendors	42
Transactions	5
Transmittal Documents	9

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

OceanTech:

OCEANTECH ACQUISITIONS I CORP.

By:	/s/ Suren Ajjarapu
Name: Suren Ajjarapu Title: Chief Executive Officer

The Company:

REGENTIS BIOMATERIALS LTD.

By:	/s/ Ehud Geller
Name: Dr. Ehud Geller Title: Chairman

Merger Sub:

R.B. MERGER SUB, LTD.

By:	/s/ Suren Ajjarapu
Name: Suren Ajjarapu Title: Director